Exhibit 10.15

$30,000,000 SENIOR CREDIT FACILITY

LOAN AND SECURITY AGREEMENT

Dated as of December 16, 2016
among
TRUPANION, INC. and TRUPANION MANAGERS USA, INC., as Borrowers

The Lenders from time to time parties hereto

and

PACIFIC WESTERN BANK,
as Administrative Agent

5.14.	Full Disclosure	47
5.15.	Labor Matters	47
5.16.	Capitalization	47
5.17.	OFAC; Sanctions, Etc	47
5.18.	EEA Financial Institution	48
6	AFFIRMATIVE COVENANTS	48
6.1.	Good Standing and Government Compliance	48
6.2.	Financial Statements, Reports, Certificates	48
6.3.	Inventory and Equipment; Returns	50
6.4.	Taxes	50
6.5.	Insurance	50
6.6.	Accounts	51
6.7.	Financial Covenants	51
6.8.	Registration of Intellectual Property Rights	53
6.9.	Consent of Inbound Licensors	54
6.10.	Creation/Acquisition of Subsidiaries	54
6.11.	Notices	54
6.12.	Capital, Licensing and Compliance Requirements; Financial Covenants	55
6.13.	WICL Segregated Account	55
6.14.	Further Assurances	55
7	NEGATIVE COVENANTS	55
7.1.	Dispositions	56
7.2.	Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control	56
7.3.	Mergers or Acquisitions	56
7.4.	Indebtedness	56
7.5.	Encumbrances	57
7.6.	Distributions	57
7.7.	Investments	57
7.8.	Capitalized Expenditures	57
7.9.	Transactions with Affiliates	57
7.10.	Subordinated Debt	57
7.11.	Inventory and Equipment	57
7.12.	No Investment Company; Margin Regulation	58
7.13.	APIC Capital Withdrawals	58
7.14.	Canadian Subsidiaries	58
8	EVENTS OF DEFAULT	58
8.1.	Payment Default	58
8.2.	Covenant Default	58
8.3.	Material Adverse Change	59
8.4.	Attachment	59

8.5.	Insolvency	59
8.6.	Other Agreements	59
8.7.	Judgments	59
8.8.	Misrepresentations	60
8.9.	ERISA Event	60
9	RIGHTS AND REMEDIES OF ADMINISTRATIVE AGENT AND THE LENDERS	60
9.1.	Rights and Remedies	60
9.2.	Power of Attorney	62
9.3.	Accounts Collection	62
9.4.	Administrative Agent Expenses	62
9.5.	Liability for Collateral	63
9.6.	No Obligation to Pursue Others	63
9.7.	Remedies Cumulative	63
9.8.	Demand; Protest	63
10	The Administrative Agent	63
10.1.	Appointment and Authority	63
10.2.	Delegation of Duties	64
10.3.	Exculpatory Provisions	64
10.4.	Reliance by Administrative Agent	65
10.5.	Notice of Default	66
10.6.	Non-Reliance on Administrative Agent and Other Lenders	66
10.7.	Indemnification	67
10.8.	Agent in Its Individual Capacity	67
10.9.	Successor Administrative Agent	67
10.10.	Collateral and Guaranty Matters	68
10.11.	Administrative Agent May File Proofs of Claim	69
10.12.	No Other Duties, Etc	69
10.13.	Survival	70
11	NOTICES	70
12	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER	70
13	GENERAL PROVISIONS	71
13.1.	Successors and Assigns; Participations and Assignments	71
13.2.	Indemnification	76
13.3.	Time of Essence	76
13.4.	Severability of Provisions	76
13.5.	Amendments and Waivers	76
13.6.	Amendments in Writing, Integration	78
13.7.	Counterparts	78
13.8.	Survival	78
13.9.	Confidentiality	79
13.10.	Costs and Expenses	79
13.11.	Reimbursement by Lenders	79

13.12.	Waiver of Consequential Damages, Etc	80
13.13.	Adjustments; Set-off	80
13.14.	Acknowledgements	81
13.15.	Payments Set Aside	81
13.16.	Releases of Guarantees and Liens	82
13.17.	Patriot Act	82
13.18.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	82
14	CO-BORROWER PROVISIONS	83
14.1.	Primary Obligation	83
14.2.	Enforcement of Rights	83
14.3.	Borrowers as Agents	83
14.4.	Subrogation and Similar Rights	83
14.5.	Waivers of Notice	84
14.6.	Subrogation Defenses	84
14.7.	Right to Settle, Release	84
14.8.	Subordination	85

LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into as of December 16, 2016, by and among TRUPANION, INC., a Delaware corporation (“Trupanion”), TRUPANION MANAGERS USA, INC., an Arizona corporation (“Trupanion Managers”; together with Trupanion, individually and collectively, “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement (each a “Lender” and, collectively, the “Lenders”), PACIFIC WESTERN BANK, a California state chartered bank (“PWB”), as a Lender and as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”).
RECITALS
A.Borrower wishes to obtain credit from time to time from Lenders, and Lenders desire to extend credit to Borrower. This Agreement sets forth the terms on which Lenders will advance credit to Borrower, and Borrower will repay the amounts owing to Lenders.
AGREEMENT
The parties agree as follows:
1.DEFINITIONS AND CONSTRUCTION.
1.1.    Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth below. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.
“Account Debtor” means any Person who is obligated on an accounts receivable and “Account Debtors” means all Persons who are obligated on the Accounts.
“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.
“Administrative Agent” means PWB, as the administrative agent under this Agreement and the other Loan Documents, together with any of its successors in such capacity.
“Administrative Agent Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Administrative Agent’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.
“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affected Lender” is defined in Section 2.13.
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.
“Aggregate Exposure” means, as to any Lender at any time, the unused Commitments, the aggregate principal amount of its outstanding Advances, the LC Exposure, and any amounts outstanding under the Ancillary Services.
“Aggregate Exposure Percentage” means with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Ancillary Services” means any of the following products or services requested by Borrower and approved by Administrative Agent under the Revolving Line, including, without limitation, Automated Clearing House transactions, corporate credit card services, FX Contracts, or other treasury management services.
“APIC” means American Pet Insurance Company, which is a Subsidiary of Borrower.
“APIC’s Net Cash” means the sum of all of APIC’s and Wyndham’s Cash and investment assets, excluding such assets held in trust for, or in, Borrower’s Subsidiaries which are in the business of providing insurance.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.1), and accepted by the Administrative Agent.
“Authorized Officer” means someone designated as such in the corporate resolution provided by Borrower to Administrative Agent in which this Agreement and the transactions contemplated hereunder are authorized by Borrower’s Board of Directors. If Borrower provides subsequent corporate resolutions to Administrative Agent after the Closing Date, the individual(s) designated as “Authorized Officer(s)” in the most-recently provided resolution shall be the only “Authorized Officers” for purposes of this Agreement.
“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base, minus the sum of (i) the LC Exposure, (ii) any amounts outstanding under the Ancillary Services, and (iii) the outstanding principal balance of any Advances.
“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Title 11 of the United States Code as amended from time to time, and any successor Laws.
“Benefitted Lender” is defined in Section 13.13.
“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Borrowing Base” means an amount equal to one hundred percent (100%) of APIC’s Net Cash, as determined by Administrative Agent with reference to the most recent Borrowing Base Certificate delivered by Borrower pursuant to Section 6.2 of this Agreement.
“Borrowing Base Certificate” means a borrowing base certificate, in substantially the form of Exhibit C attached hereto, executed by a Responsible Officer of Borrower.
“Borrowing Date” means any Business Day specified by the Borrower in a Loan Advance/Paydown Request Form as a date on which the Borrower requests the Lenders to make Loans hereunder.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.
“Capitalized Expenditures” means current period unfinanced cash expenditures that are capitalized and amortized over a period of time in accordance with GAAP, including but not limited to capitalized cash expenditures for capital equipment, capitalized manufacturing and labor costs as they relate to inventory, and software development.
“Cash” means all assets that, in accordance with GAAP consistently applied, should be classified as unrestricted cash and cash equivalents, but excluding all cash and cash equivalents that are held with financial institutions other than the Lender pursuant to Section 6.6 of this Agreement.
“Change in Control” shall mean a transaction other than a bona fide equity financing or series of financings on terms and from existing investors or other investors reasonably acceptable to Administrative Agent in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.
“Claims Ratio” means the ratio of (a) the twelve (12)-month rolling average of claims expenses of APIC and Wyndham (in each case excluding Loss Adjustment Expenses) to (b) premium revenues of APIC and Wyndham during the same period, expressed as a percentage.

“Closing Date” means the date of this Agreement.
“Code” means the New York Uniform Commercial Code as amended or supplemented from time to time.
“Collateral” means the property described on Exhibit A attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit A, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, §9-406 and §9-408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of sixty-five percent (65%) of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, or (iv) property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien.
“Collateral State” means the state or states where the Collateral is located, which are Washington, and any other state of which Borrower has provided the Administrative Agent with at least 20 days’ prior written notice, together with current good standing certificates (to the extent issued in such state) and, a landlord waiver in form and substance satisfactory to the Administrative Agent for (a) Borrower’s chief executive office located at 6100 4th Avenue S., Suite 200, Seattle, Washington 98108, and (b) each other domestic location where Borrower maintains Collateral having an aggregate book value in excess of Five Hundred Thousand Dollars ($500,000).
“Commitment” means, as to any Lender, its Revolving Commitment.
“Compliance Certificate” means a compliance certificate, in substantially the form of Exhibit D attached hereto, executed by a Responsible Officer of Borrower.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.
“Credit Extension” means each Advance, Letters of Credit, all Ancillary Services, or any other extension of credit by Lenders, to or for the benefit of Borrower hereunder.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or result in an Event of Default.
“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Discharge of Obligations” means, subject to Section 13.15, the satisfaction of the Obligations by the payment in full, in of the principal of and interest on or other liabilities relating to each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Loans for which no claim has been made), to the extent (a) no default or termination event shall have occurred and be continuing thereunder, and (b) the aggregate Commitments of the Lenders are terminated.
“EBITDA” means with respect to any fiscal period, an amount equal to earnings before the sum of (a) tax, plus (b) depreciation and amortization, plus (c) interest and non-cash expenses, plus (d) any non-cash stock compensation expenses, plus (e) loss from equity method investments, and minus gain from equity method investments.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 13.1(b)(iii), 13.1(b)(v), and 13.1(b)(vi)  (subject to such consents, if any, as may be required under Sections 13.1(b)(iii)).
“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“ERISA Affiliate” means each business or entity which is, or within the last six (6) years was, a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Loan Party within the meaning of Section 414(b), (c) or (m) of the Code, required to be aggregated with any Loan Party under Section 414(o) of the Code, or is, or within the last six years was, under “common control” with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.
“ERISA Event” means any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Loan Party or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Loan Party or, to the knowledge of any Loan Party, any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Loan Party or, to the knowledge of an Loan Party, any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan; (l) the occurrence of a non exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Loan Party or any Subsidiary thereof may be directly or indirectly liable; (m) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (n) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against any Loan Party or any Subsidiary thereof in connection with any such Pension Plan; (o) receipt from the IRS of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; or (p) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code.
“Existing Loan Facility” means that that certain Amended and Restated Loan and Security Agreement dated as of August 24, 2012, by and between Borrower and PWB, as the same has been amended from time to time.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned in Article 8.
“Excluded Lender”: (a) any Person specifically identified by name in writing to the Administrative Agent by Trupanion on or prior to the Closing Date, and (b) any direct competitor of any Loan Party or a vulture/distressed debt fund that is designated in writing to the Administrative Agent by Trupanion (x) on or prior to the Closing Date or (y) subject to the Administrative Agent’s consent (not to be unreasonably withheld or delayed), periodically prior to the Revolving Maturity Date.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income or revenue (however denominated), franchise Taxes, and branch profits Taxes, in any such case (i) to the extent imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) to the extent constituting Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(f); and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Facilities” means the Revolving Facility.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the IRC.

“Federal Funds Effective Rate” means for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by PWB from three federal funds brokers of recognized standing selected by it.
“Fee Letter” is that certain letter agreement dated as of the Closing Date between the Borrower and WAB.
“Foreign Exchange Reserve Percentage” means a percentage of reserves for FX Contracts as determined by Administrative Agent, in its sole but reasonable discretion from time to time.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funding Office” means the office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“FX Contracts” means contracts between Borrower and Administrative Agent for foreign exchange transactions.
“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group Members” means the collective reference to Borrower and its Subsidiaries.
“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, including but not limited to any sublimit contained in this Agreement.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” is defined in Section 13.2.
“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:
(a)    Copyrights, Trademarks and Patents;
(b)    Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;
(c)    Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;
(d)    Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;
(e)    All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;
(f)    All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and
(g)    All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
“Inventory” means all present and future inventory in which Borrower has any interest.
“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.
“IP Agreement” means, individually and collectively, (a) the Intellectual Property Security Agreement by and between Trupanion and Administrative Agent dated as of the Closing Date, as the same may be amended, modified, supplemented or restated from time to time and (b) the Intellectual Property Security Agreement by and between Trupanion Managers and Administrative Agent dated as of the Closing Date, as the same may be amended, modified, supplemented or restated from time to time.
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Issuing Bank” means PWB in its capacity as the issuer of Letters of Credit hereunder. Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.
“Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any Governmental Authority.
“LC and Ancillary Services Sublimit” means a sublimit for Ancillary Services and Letters of Credit under the Revolving Line not to exceed Three Million Dollars ($3,000,000).
“LC Collateral Account” is defined in Section 2.3(j).
“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all standby Letters of Credit outstanding at such time, plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Revolving Percentage of the aggregate LC Exposure at such time.
“Lenders” is defined in the preamble hereof, the Persons listed on Schedule 1.1, or any other Person that shall have become a Lender hereunder pursuant to the Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption.
“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Administrative Agent at Borrower’s request.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Loan” means the Revolving Loan and any other loan or extension of credit, now or hereafter made or maintained by any Lender pursuant to this Agreement or any of the Loan Documents.
“Loan Documents” means, collectively, this Agreement, the IP Agreement, the Wyndham Pledge Agreement, any Note or Notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.
“Loan Party” means each Group Member that is now or hereafter a party to a Loan Document.
“Loss Adjustment Expense” means actual out of pocket costs and expenses incurred by Borrower associated with adjudicating a medical claim during any period of measurement.

“Material Adverse Effect” means a material adverse effect on (i) the operations, business or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its material obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value (taken as a whole), perfection or priority of Administrative Agent’s and Lenders’ security interest in the Collateral.
“Minority Lender” is defined in Section 13.5(b).
“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Loan Party or any ERISA Affiliate thereof makes, is making, or is obligated or has ever been obligated to make, contributions.
“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.
“New Subsidiary” means a Subsidiary formed after the date hereof during the term of this Agreement.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of 13.5 and (b) has been approved by the Required Lenders.
“Note” means a Revolving Loan Note.
“Obligations” means all debt, principal, interest, Administrative Agent Expenses and other amounts owed to Lenders by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Lenders may have obtained by assignment or otherwise.
“OFAC” is defined in Section 5.17.
“Operating Documents” means for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation (or equivalent thereof), as certified (if applicable) by such Person’s jurisdiction of formation as of a recent date, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Other Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).
“Overadvance” is defined in Section 2.2.
“Participant” is defined in Section 13.1(d).
“Participant Register” is defined in Section 13.1(d).
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.
“Payment Advance Form” is defined in Section 2.1(b)(i).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Plan” means an employee pension plan (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA and in respect of which any Loan Party or any ERISA Affiliate thereof is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA.
“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Administrative Agent pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Administrative Agent.
“Permitted Indebtedness” means:
(a)    Indebtedness of Borrower in favor of Lenders arising under this Agreement or any other Loan Document;
(b)    Indebtedness existing on the Closing Date and disclosed in the Schedule;
(c)    Indebtedness not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the property financed with such Indebtedness;
(d)    Subordinated Debt;

(e)    Indebtedness to trade creditors incurred in the ordinary course of business; and
(f)    Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Permitted Investment” means:
(a)    Investments existing on the Closing Date disclosed in the Schedule;
(b)    (1) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (1) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (1) Administrative Agent’s or any Lender’s certificates of deposit maturing no more than one year from the date of investment therein, and (1) Administrative Agent’s or any Lender’s money market accounts; (1) Investments in regular deposit or checking accounts held with Administrative Agent or any Lender or as otherwise permitted by, and subject to the terms and conditions of, Section 6.6 of this Agreement; and (1) Investments consistent with any investment policy adopted by Borrower’s Board of Directors;
(c)    Repurchases of stock from officers, consultants, employees or directors of Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year, provided that no Event of Default has occurred and is continuing and would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such officers, consultants, employees or directors to Borrower regardless of whether an Event of Default exists;
(d)    Investments accepted in connection with Permitted Transfers;
(e)    Non cash Investments of Subsidiaries in or to other Subsidiaries in Subsidiaries and by Borrower in one or more Subsidiaries and cash Investments (i) of Subsidiaries in or to other Subsidiaries and Investments by Borrower in Subsidiaries not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year and (ii) in a Borrower;
(f)    Investments not to exceed One Million Dollars ($1,000,000) outstanding in the aggregate at any time consisting of (1) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (1) loans to employees, independent contractors that have entered into territory partner agreements with Borrower, officers or directors relating to payroll or the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;
(g)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(h)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;
(i)    Joint ventures or strategic alliances, provided that any cash Investments by Borrower do not exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year;
(j)    Investments which Borrower is required by one or more Governmental Authorities to make; and
(k)    Investments permitted under Section 7.3.
“Permitted Liens” means the following:
(a)    Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Credit Extensions) or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Administrative Agent for itself and on behalf of the Lenders;
(b)    Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves;
(c)    Liens not to exceed One Million Dollars ($1,000,000) in the aggregate at any time (1) upon or in any Equipment (other than Equipment financed by a Credit Extension) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (1) existing on such Equipment at the time of its acquisition, in each case provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;
(d)    Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;
(e)    Liens of materialmen, mechanics, warehousemen, carriers, artisans or other similar Liens arising in the ordinary course of Borrower’s business or by operation of law, which are not past due or which are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP;
(f)    Deposits in the ordinary course of business under workers’ compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(g)    Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions which are permitted by Section 6.6 hereof to secure standard fees for deposit services charged by, but not financing made available by such institutions, provided that Administrative Agent has a perfected security interest in the amounts held in such deposit accounts (other than the Trust Accounts);
(h)    Liens securing Subordinated Debt;
(i)    deposits to secure the performance of real property leases incurred in the ordinary course of business and not representing an obligation for borrowed money so long as each such deposit: (i) is made at the commencement of a lease or its renewal when there is no underlying default under such lease, and (ii) is in an amount not exceeding One Million Dollars ($1,000,000) in the aggregate for all such leases; and
(j)    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 or 8.7.
“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:
(a)    Inventory in the ordinary course of business;
(b)    licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;
(c)    worn-out, surplus or obsolete Equipment;
(d)    cash to accounts at financial institutions permitted by Section 6.6 hereof;
(e)    grants of security interests and other Liens that constitute Permitted Liens; and
(f)    other assets of Borrower or its Subsidiaries that do not in the aggregate exceed One Million Dollars ($1,000,000) during any fiscal year.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
“Prime Rate” means the greater of (a) three and one half percent (3.5%) or (b) the variable rate of interest, per annum, most recently announced by Administrative Agent, as its “prime rate,” whether or not such announced rate is the lowest rate available from Administrative Agent.
“Protective Overadvance” as defined in Section 2.4(b).
“Recipient” means the Administrative Agent or a Lender, as applicable.
“Register” is defined in Section 13.1(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Removal Effective Date” is defined in Section 10.9.
“Replacement Lender” is defined in Section 2.13.
“Required Lenders” means, at any time, (a) if only one (1) Lender holds the outstanding Commitments, such Lender; and (b) if more than one (1) Lender holds the outstanding Commitments, then at least two (2) Lenders who hold more than sixty-seven percent (67%) of the sum of the Total Revolving Commitments, then in effect or, if the Total Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that for the purposes of this clause (b) the Commitments of, and the portion of the Loans and participations in LC Exposure and Ancillary Services held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further that a Lender and its Affiliates shall be deemed one Lender.
“Requirement of Law” means as to any Person, the Operating Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resignation Effective Date” is defined in Section 10.9(a).
“Responsible Officer” means each of the Chief Executive Officer, the Chief Administrative Officer, the Chief Financial Officer, Vice President of Finance and the Controller of Borrower, as well as any other officer or employee identified as an Authorized Officer in the corporate resolution delivered by Borrower to Administrative Agent in connection with this Agreement.
“Revenue” means revenue recognized in accordance with GAAP.
“Revolving Commitment” means as to any Lender, the obligation of such Lender, if any, to make Advances, issue Letters of Credit, and provide Ancillary Services in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder).
“Revolving Commitment Period” means the period from and including the Closing Date to the Revolving Maturity Date.
“Revolving Facility” means the credit facility made available to Borrower pursuant to Section 2.1(b).
“Revolving Line” means a Credit Extension of up to Thirty Million Dollars ($30,000,000) (inclusive of any amounts outstanding under the LC and Ancillary Services Sublimit).
“Revolving Loan” means a loan made pursuant to Section 2.1(b) by a Lender.

“Revolving Loan Note” means a promissory note in the form of Exhibit F, as it may be amended, supplemented or otherwise modified from time to time.
“Revolving Maturity Date” means December 16, 2018; provided, however, the Revolving Maturity Date shall be automatically renewed for one additional twelve (12)-month period, unless Administrative Agent provides Borrower with written notice that it will not extend the Revolving Maturity Date no later than eleven (11) months prior to current Revolving Maturity Date.
“Revolving Percentage” means as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Advances then outstanding constitutes of the aggregate principal amount of all Advances then outstanding; provided that in the event that the Advances are paid in full prior to the reduction to Zero Dollars ($0) of the Total Revolving Commitments, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Advances shall be held by the Lenders on a comparable basis.
“Sanctions” is defined in Section 5.17.
“Schedule” means the schedule of exceptions and disclosures attached hereto and approved by Administrative Agent, if any.
“Shares” means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in Wyndham, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in APIC and Trupanion Brokers.
“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, the state where Borrower’s chief executive office is located, the state of Borrower’s formation and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.
“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Lenders on terms reasonably acceptable to Administrative Agent (and identified as being such by Borrower and Administrative Agent).
“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership or managing member interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Revolving Commitments” means at any time, the aggregate amount of the Revolving Commitments then in effect.

“Trade Date” is defined in Section 13.1(b).
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
“Transfer” is defined in Section 7.1.
“Trupanion” is defined in the preamble hereof.
“Trupanion Brokers” is Trupanion Brokers Ontario, Inc., which is a Subsidiary.
“Trupanion Managers” is defined in the preamble hereof.
“Trust Accounts” means cash, cash equivalents, and other assets and investments held in trust for the benefit of insurers and policyholders by either Trupanion Managers, Trupanion Brokers or Wyndham.
“U.S. Tax Compliance Certificate” is defined in Section 2.11(f)(ii)(B).
“WAB” means Western Alliance Bank, an Arizona corporation.
“WICL Segregated Account” means WICL Segregated Account AX, a segregated cell organized under the laws of Bermuda.
“Withholding Agent” means, as applicable, any applicable Loan Party and the Administrative Agent, as the context may require.
“Write-Down and Conversion Powers” means with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Wyndham” means Wyndham Insurance Company (SAC) Ltd., a Bermuda exempted company, which is a Subsidiary of Borrower, acting in respect of its segregated account ‘AX’.
“Wyndham Pledge Agreement” is that certain Charge Over Shares by and among Trupanion, Administrative Agent, and Wyndham, as the same may be amended, modified, supplemented or restated from time to time.
1.2.    Accounting Terms. Any accounting term not specifically defined in Section 1.1 shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP (except for non-compliance with FAS 123R in monthly reporting). The term “financial statements” shall include the accompanying notes and schedules.
1.3.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (1) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (1) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (1) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (1) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (1) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (1) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (1) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
2.    LOAN AND TERMS OF PAYMENT.
2.1.    Credit Extensions.
(a)    Promise to Pay. Borrower promises to pay to Lenders, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Lenders to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.
(b)    Advances Under Revolving Line.
(i)Amount. Subject to and upon the terms and conditions of this Agreement, each Lender severally (and not jointly) agrees to make Advances to Borrower from time to time during the Revolving Commitment Period up to an amount not to exceed such Lender’s Revolving Commitment and in an aggregate outstanding principal amount not to exceed the Availability Amount, and amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium. All Advances shall be used by Borrower for working capital, provided that the initial Advance shall be used to repay all outstanding indebtedness of Borrower to PWB as of the Closing Date, including unpaid legal fees and expenses. PWB has no commitment or obligation to lend any further funds to Borrower under the Existing Loan Facility and all unfunded commitments under the Existing Loan Facility are terminated.
(ii)    Form of Request. Whenever Borrower desires an Advance, Borrower will notify Administrative Agent by facsimile transmission, telephone or email no later than

3:30 p.m. Eastern time (2:30 p.m. Eastern time for wire transfers) on the Business Day prior to the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Loan Advance/Paydown Request Form in substantially the form of Exhibit B (A “Payment Advance Form”). Upon each such notification from Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender shall make each Revolving Loan to be made by such Lender hereunder on the funding date requested by Borrower solely by wire transfer of immediately available funds by 12:00 p.m., Eastern time, to the Funding Office in an amount equal to such Lender’s Revolving Percentage. Such borrowing will then be made available to Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. Administrative Agent is authorized to make Advances under this Agreement, based upon instructions received from an Authorized Officer, or without instructions and on behalf of the Lenders if in Administrative Agent’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Administrative Agent shall be entitled to rely on any telephonic or email notice given by a person whom Administrative Agent reasonably believes to be an Authorized Officer or a designee thereof, and Borrower shall indemnify and hold Administrative Agent harmless for any damages, loss, costs and expenses suffered by Administrative Agent as a result of such reliance. Administrative Agent will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.
2.2.    Ancillary Services.
(a)General. Subject to the availability under the Revolving Line, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Borrower may request the provision of Ancillary Services from PWB. The aggregate limit of the Ancillary Services shall not exceed the LC and Ancillary Services Sublimit, provided that availability under the Revolving Line shall be reduced by the aggregate limits of (i)  corporate credit card services provided to Borrower, (ii) the total amount of any Automated Clearing House processing reserves, (iii) the applicable Foreign Exchange Reserve Percentage, and (iv) any other reserves taken by PWB in connection with other treasury management services requested by Borrower and approved by PWB. In addition, PWB may, in its sole discretion, charge as Advances any amounts for which PWB becomes liable to third parties in connection with the provision of the Ancillary Services. The terms and conditions (including repayment and fees) of such Ancillary Services shall be subject to the terms and conditions of the PWB’s standard forms of application and agreement for the applicable Ancillary Services, which Borrower hereby agrees to execute.

(b)Participations. PWB hereby grants to each Lender, and each Lender hereby acquires from PWB, a participation in such Ancillary Services equal to such Lender’s Revolving Percentage of the aggregate amount provided under the Ancillary Services. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of PWB, such Lender’s Revolving Percentage of the Ancillary Services provided by PWB. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of the Ancillary Services is absolute and unconditional and shall not be affected by any circumstance whatsoever, including continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(c)Reimbursement. If the Borrower fails to make any payment when due in connection with its obligations under the Ancillary Services, the Administrative Agent shall notify each Lender of the applicable Ancillary Services, the payment then due from the Borrower in respect thereof, and such Lender’s Revolving Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.9 with respect to Loans made by such Lender (and Section 2.9 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to PWB the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to PWB or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse PWB, then to such Lenders and PWB, as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse PWB for any such Ancillary Services (other than the funding of an Advance under the Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such Ancillary Services.

(d)Collateralization of Obligations Extending Beyond Maturity. If Borrower has not secured to Administrative Agent’s satisfaction its obligations with respect to any Ancillary Services by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Administrative Agent and the certificates of deposit or time deposit accounts issued by Administrative Agent in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding Ancillary Services. Borrower authorizes Administrative Agent to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Ancillary Services are outstanding or continue.

2.3.    Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein and the availability under the Revolving Line, the Borrower may request as part of the Revolving Line, and the Issuing Bank will, in its sole and absolute discretion, determine whether to issue Letters of Credit denominated in dollars as the applicant thereof for the support of the obligations of any Borrower or any Subsidiary thereof, in a form acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. Any outstanding Letters of Credit issued by PWB prior to the Closing Date shall from and after the Closing Date be considered Letters of Credit issued under this Agreement. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.7 to the same extent as if it were the sole account party in respect of such Letter of Credit (Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (1) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (2) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it, or (3) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Closing Date for purposes of clause (2) above, regardless of the date enacted, adopted, issued or implemented.
(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three (3) Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (b) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (1) the LC Exposure shall not exceed the LC and Ancillary Services Sublimit and (2) the aggregate amount of the outstanding Advances shall not exceed the Availability Amount. Availability under the Revolving Line shall be reduced by the aggregate limits of any outstanding and undrawn amounts under all Letters of Credit issued hereunder.
(c)Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (1) the date one (1) year after the date of the issuance of such

Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one (1) year after such renewal or extension) and (2) the date that is five (5) Business Days prior to the Revolving Maturity Date.
(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Revolving Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in 2.2(d), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Eastern time, on (1) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 9:00 a.m., Eastern time, on the day of receipt, or (2) the Business Day immediately following the day that the Borrower receives such notice, if such notice is received after 9:00 a.m., Eastern time, on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request that such payment be financed with an Advance under the Revolving Line in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Advance. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof, and such Lender’s Revolving Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.9 with respect to Loans made by such Lender (and Section 2.9 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank, as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of an Advance under the Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.2(d) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of any (1) lack of validity or enforceability of any Letter of Credit or this

Agreement, or any term or provision therein or herein, (2) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (3) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (4) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders or the Issuing Bank, or any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by fax) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburse such LC Disbursement, at the rate per annum then applicable to Revolving Loans and such interest shall be due and payable on the date when such reimbursement is due; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.2(d), then interest shall accrue at the default rate pursuant to Section 2.5(b). Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.2(d) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)Replacement of the Issuing Bank.

(i)The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (A) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (B) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(ii)Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with subsection (i) above.
(j)Cash Collateralization. If any Default shall occur and be continuing or if any Letter of Credit is outstanding on the Revolving Maturity Date, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to one hundred five percent (105%) of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in clause Section 8.5. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account and all moneys or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Defaults have been cured or waived as confirmed in writing by the Administrative Agent.

(k)LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

2.4.    Overadvances; Protective Overadvances.
(a)If the aggregate amount of the outstanding Advances (including the then existing LC Exposure and any amounts outstanding under the Ancillary Services) exceeds the lesser of the Revolving Line or the Borrowing Base at any time (an “Overadvance”), Borrower shall immediately pay to Administrative Agent, in cash, the amount of such excess, to be applied by the Administrative Agent to repay the Overadvance.
(b)Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, in its sole discretion, may make Advances to the Borrower on behalf of the Lenders, so long as the aggregate amount of such Advances shall not exceed the lesser of (y) five percent (5%) of the Borrowing Base (if then applicable) and (z) five percent (5%) of the Revolving Commitments, if the Administrative Agent, in its reasonable credit judgment, deems that such Advances are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood or maximize the amount of repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to the Borrower pursuant to this Agreement (such Advances, “Protective Overadvances”); provided that (A) in no event shall the total Advances exceed the amount of the Total Revolving Commitments then in effect and (B) the Borrower shall repay each Protective Overadvance on the date which is the earlier of (y) the third (3rd) day after the date of incurrence of such Protective Overadvance or (z) the date the Required Lenders provide notice to the Administrative Agent and the Borrower requiring the Borrower to repay such Protective Overadvance. Each applicable Lender shall be obligated to advance to the Borrower in its Revolving Percentage of each Protective Overadvance made in accordance with this Section 2.4(b). If the Protective Overadvances are made in accordance with the preceding sentence, then all Lenders shall be bound to make, or permit to remain outstanding, such Protective Overadvances based upon their Revolving Percentages in accordance with the terms of this Agreement. The Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Protective Overadvances (provided that any existing Protective Overadvances shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof). All Protective Overadvances shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Loans generally.

2.5.    Interest Rates, Payments, and Calculations.
(a)Interest Rates. Except as set forth in Section 2.5(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of (A) one and one quarter of one percent (1.25%) above the Prime Rate then in effect, or (B) four and one half of one percent (4.50%).
(b)Late Fee; Default Rate. If any payment required pursuant to this Agreement is not made within ten (10) days after the date such payment is due, Borrower shall pay Administrative Agent for the accounts of the Lenders a late fee equal to the lesser of (i) five percent

(5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five percent (5%) above the interest rate applicable immediately prior to the occurrence of the Event of Default.
(c)Payments. Interest under the Revolving Line shall be due and payable on the first (1st) calendar day of each month during the term hereof. Administrative Agent shall, at its option, charge such interest, all Administrative Agent Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.
(d)Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360)-day year for the actual number of days elapsed.

2.6.    Crediting Payments. Prior to the occurrence of an Event of Default, Administrative Agent shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Administrative Agent may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Administrative Agent after 5:30 p.m. Eastern time shall be deemed to have been received by Administrative Agent as of the opening of business on the immediately following Business Day. Whenever any payment to Administrative Agent under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
2.7.    Fees. Borrower shall pay to Administrative Agent, unless otherwise provided below, and for the benefit of each of the Lenders the following non-refundable fees:
(a)Facility Fee. Borrower shall pay to (i) the Administrative Agent on or before the Closing Date a facility fee in the amount of Forty Thousand Dollars ($40,000) and (ii) WAB a facility fee in the amount and on the dates set forth in the Fee Letter;
(b)Letter of Credit Fees. At the time of issuance, renewal or amendment of each Letter of Credit, Borrower shall pay the Administrative Agent for the ratable benefit of the Lenders its standard letter of credit fees then in effect.
(c)Unused Fee. A fee equal to one quarter of one percent (0.25%) of the difference between the Revolving Line and the average amount advanced under the Revolving Line during the term hereof, paid quarterly in arrears on an annualized basis, which shall be nonrefundable; and

(d)Administrative Agent Expenses. On the Closing Date, all Administrative Agent Expenses incurred through the Closing Date in an amount not to exceed $100,000, and, after the Closing Date, all Administrative Agent Expenses, as and when they become due.

2.8.    Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.8, shall continue in full force and effect for so long as any Obligations remain outstanding or any Lenders have any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Administrative Agent shall have the right to terminate any obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.
2.9.    Pro Rata Treatment and Payments.
(a)Each borrowing by Borrower from the Lenders hereunder, each payment by Borrower on account of any commitment fee or any fee in connection with the Ancillary Services, and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders.
(b)Each payment (including prepayments) by Borrower on account of principal of and interest on the Revolving Line shall be made in accordance with each Lender’s Revolving Percentage of the outstanding principal amounts of the Advances of the Lenders.
(c)All payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 5:30 p.m. Eastern time on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Any payment received by the Administrative Agent after 5:30 p.m. Eastern time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal, interest thereon shall be payable at the then applicable rate during such extension.
(d)Unless the Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not in fact made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender and Borrower severally agree to pay to the Administrative Agent forthwith, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the rate per annum applicable to the Revolving Line. If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advances included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(e)Unless the Administrative Agent shall have received notice from Borrower prior to the proposed date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Loan Party.
(f)If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section, and such funds are not made available to Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 3.1 or Section 3.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(g)The obligations of the Lenders hereunder to (i) make Advances and (ii) to make payments pursuant to Section 10.7, as applicable, are several and not joint. The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 10.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.7.
(h)Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(i)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay Administrative Agent Expenses, (ii) second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, (iii) third, toward payment of interest and fees, Overadvances then due hereunder, ratably among the parties entitled thereto in accordance with their Revolving Percentages, the amounts of interest and fees, Overadvances then due to such parties, (iv) fourth, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with their Revolving Percentages, (v) fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, (vi) sixth, to pay an amount to the Administrative Agent equal to one hundred percent (100%) of outstanding amounts under the Ancillary Services, and (vii) seventh, to the payment of any other Obligation due to the Administrative Agent or any Lender from the Borrower or any other Loan Party.

(j)If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Revolving Percentage of such payment on account of the Loans or participations obtained by all of the Lenders, such Lender shall (a) notify the Administrative Agent of the receipt of such payment, and (b) within five (5) Business Days of such receipt, purchase (for cash at face value) from the other Lenders (through the Administrative Agent), without recourse, such participations in the Revolving Line made by them, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Revolving Percentages; provided, however, that if all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section shall be required to implement the terms of this Section. The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section and shall in each case notify the Lenders following any such purchase. The provisions of this Section shall not be construed to apply to (i) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply). Borrower consents on behalf of itself and each other Loan Party to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
(k)Any proceeds of Collateral received by the Administrative Agent (1) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which, subject to the restrictions set forth in subsection (i) of this Section, shall be applied as specified by the Borrower) or (2) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably (i) first, to pay Administrative Agent Expenses, (ii) second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, (iii) third, to pay interest then due and payable on the Loans ratably, (iv) fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, (v) fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, (vi) sixth, to pay an amount to the Administrative Agent equal to one hundred percent (100%) of outstanding amounts under the Ancillary Services, and (vii) seventh, to the payment of any other Obligation due to the Administrative Agent or any Lender from the Borrower or any other Loan Party. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.
Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without Borrower’s request and even if the conditions set forth in Section 3.2 would not be satisfied, make one or more Advances in an amount equal to the portion of the Obligations constituting overdue interest and fees from time to time due and payable to itself, or any Lender, and apply the proceeds of any such Advances to those Obligations; provided that after giving effect to any such Advances, the aggregate outstanding Advances will not exceed the Revolving Line then in effect.

2.10.    Illegality; Requirements of Law.
(a)Requirements of Law. If the adoption of or any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority made subsequent to the date hereof:
(i)shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender; or
(iii)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient, or to reduce the amount of any sum receivable or received by such Lender or other Recipient hereunder in respect thereof (whether of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, Borrower will promptly pay such Lender or other Recipient, as the case may be, any additional amount or amounts necessary to compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)    If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for

International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case (i) and (ii) be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.
(d)    A certificate as to any additional amounts payable pursuant to paragraphs (b) or (c) of this Section submitted by any Lender to Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section, Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine (9) months prior to the date that such Lender notifies Borrower of the change in the Requirement of Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine (9)-month period shall be extended to include the period of such retroactive effect. The obligations of Borrower arising pursuant to this Section shall survive the Discharge of Obligations and the resignation of the Administrative Agent.

2.11.    Taxes. For purposes of this Section the term “applicable law” includes FATCA.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law and Borrower shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes. Borrower shall, and shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.
(c)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, Borrower shall, or shall cause such other Loan Party to, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)Indemnification by Loan Parties. Borrower shall, and shall cause each other Loan Party to, jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any liabilities with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If any Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Loan Party shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.
(e)Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.1 relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section.
(f)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.11(f)(ii)(A), 2.11(f)(ii)(B), and 2.11(f)(ii)(D)) below) shall not be required if the Lender is not legally entitled to complete, execute or deliver such documentation or, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so. Each Foreign Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Discharge of Obligations.

2.12.    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a), Section 2.10(b), Section 2.11(a), or Section 2.11(d) with respect to such Lender, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (1) would eliminate or reduce amounts payable pursuant to Sections 2.10 or 2.11, as the case may be, in the future, and (1) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that nothing in this Section shall affect or postpone any of the obligations of Borrower or the rights of any Lender pursuant to Section 2.10(a), Section 2.10(b), Section 2.11(a), or Section 2.11(d). Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of Borrower.
2.13.    Substitution of Lenders. Upon the receipt by Borrower of any of the following (or in the case of clause (a) below, if Borrower is required to pay any such amount), with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):
(a)a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.11 or of increased costs pursuant to Section 2.10 (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.12 or is a Non-Consenting Lender);
(b)a notice from the Administrative Agent under Section 13.5(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or
(c)a notice from the Administrative Agent that a Lender is a Defaulting Lender;
then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans and Commitments and all other Obligations owing to such Affected Lender; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Revolving Commitments and all other Obligations owing to such Affected Lender (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that Borrower shall be liable for the payment upon demand of all costs and other amounts arising as a result of the acquisition of any Affected Lender’s Loan and/or Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be; and provided further, however, that if Borrower elects to exercise such right with respect to any Affected Lender under clause (a) or (b) of this Section, then Borrower shall be obligated to replace all Affected Lenders under such clauses. The Affected Lender replaced pursuant to this Section shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans and Revolving Commitments and all other Obligations owing to such Affected Lender upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to one hundred percent (100%) of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 13.1 (with the assignment fee to be paid by Borrower in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.11, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law and (c) in the case of any assignment resulting from a Lender being a Minority Lender referred to in clause (b) of this Section, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
2.14.    Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.5 and in the definition of Required Lenders.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 13.13), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Revolving Commitments under the applicable Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees. No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.7 for any period during which such Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).
(b)Defaulting Lender Cure. If Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
Termination of Defaulting Lender. Borrower may terminate the unused amount of the Revolving Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.14(a)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, the Administrative Agent, or any Lender may have against such Defaulting Lender.

2.15.    Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 13.1) promptly after the Borrower’s receipt of such notice, a Note or Notes to evidence such Lender’s Loans.

3.    CONDITIONS OF LOANS.
3.1.    Conditions Precedent to Closing. The agreement of Administrative Agent and Lenders to enter into this Agreement on the Closing Date is subject to the condition precedent that Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent, each the following items and completed each of the following requirements:
(a)this Agreement;
(b)the Loan Documents;
(c)officer’s certificates of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;
(d)financing statements (Form UCC-1);
(e)the certificates for the Shares, together with assignments separate from certificates, duly executed by the pledgor in blank;

(f)payment of the fees and Administrative Agent Expenses then due specified in Section 2.7, which may be debited from any of Borrower’s accounts with Administrative Agent;
(g)current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;
(h)current financial statements, including audited statements (or such other level required by the Investment Agreement) for Borrower’s most recently ended fiscal year, together with an unqualified opinion, company-prepared consolidated and consolidating balance sheets, income statements and statements of cash flows for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Administrative Agent may reasonably request;
(i)current Compliance Certificate in accordance with Section 6.2;
(j)a legal opinion of Borrower’s counsel dated as of the Closing Date;
(k)evidence satisfactory to Administrative Agent that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and additional insured clauses or endorsements in favor of Administrative Agent,
(l)the Borrower Information Certificate of each Borrower;
(m)an audit of the Collateral, the results of which shall be satisfactory to Administrative Agent;
(n)such other documents or certificates, and completion of such other matters, as Administrative Agent may reasonably request.
3.2.    Conditions Precedent to all Credit Extensions. The obligation of Administrative Agent and Lenders to make each Credit Extension, including the initial Credit Extension, is contingent upon Borrower’s compliance with Section 3.1 above, and is further subject to the following conditions:
(o)timely receipt by Administrative Agent of the Payment Advance Form as provided in Section 2.1;
(p)in Administrative Agent’s sole but reasonable discretion, there has not been a Material Adverse Effect;
(q)the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment Advance Loan Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.
3.3.    Post-Closing Conditions. Borrower shall provide Bank with the following:
(r)Within thirty (30) days after the Closing Date, Borrower shall have delivered to Administrative Agent a control agreement for one or more accounts with WAB in form and substance reasonably satisfactory to Administrative Agent.
(s)Within sixty (60) days after the Closing Date, Borrower shall use commercially reasonable efforts to deliver to Administrative Agent a duly executed landlord waiver for Borrower’s chief executive office located at 6100 4th Avenue S., Suite 200, Seattle, Washington 98108 in form and substance reasonably satisfactory to Administrative Agent.

(t)Within sixty (60) days after the Closing Date, Borrower shall have delivered to Administrative Agent a duly executed Wyndham Pledge Agreement in form and substance reasonably satisfactory to Administrative Agent.
(u)Within forty-five (45) days after the Closing Date, Borrower shall have delivered to Administrative Agent a duly executed (i) Unconditional Guaranty by Trupanion Brokers Ontario Inc., (ii) Security Agreement by Trupanion Brokers Ontario Inc., (iii) Unconditional Guaranty by Trupanion Canadian Shareholders Ltd., and (iv) Security Agreement by Trupanion Canadian Shareholders Ltd., in each case, as reasonably appropriate, in form and substance satisfactory to Administrative Agent.

4.    CREATION OF SECURITY INTEREST.
4.1.    Grant of Security Interest. Borrower grants and pledges to Administrative Agent on behalf of and for the ratable benefit of the Lenders a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except for Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Collateral. Notwithstanding any termination of this Agreement or of any filings undertaken related to Administrative Agent’s and Lenders’ rights under the Code, Administrative Agent’s Lien on the Collateral on behalf of and for the ratable benefit of the Lenders shall remain in effect for so long as any Obligations are outstanding.
4.2.    Perfection of Security Interest. Borrower authorizes Administrative Agent to file at any time financing statements, continuation statements, and amendments thereto that (1) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (1) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization, and any organizational identification number issued to Borrower, if applicable. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Administrative Agent chooses to perfect its and each Lender’s security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Administrative Agent reasonably requests for Administrative Agent to (1) subject to Section 7.11 below, obtain an acknowledgment, in form and substance satisfactory to Administrative Agent, of the bailee that the bailee holds such Collateral for the benefit of Administrative Agent, and (1) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Administrative Agent. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Administrative Agent indicating that Administrative Agent for itself and for the benefit of the Lenders has a security interest in the chattel paper. Borrower from time to time may deposit with Administrative Agent specific cash collateral to secure specific Obligations; Borrower authorizes Administrative Agent to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding. Borrower shall take such other actions as Administrative Agent requests to perfect its security interests granted under this Agreement.
4.3.    Pledge of Collateral. Borrower hereby pledges, assigns and grants to Administrative Agent on behalf of and for the ratable benefit of the Lenders a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, the original certificate or certificates for the Shares will be delivered to Administrative Agent, accompanied by one or more instruments of assignment duly governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Administrative Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Administrative Agent and cause new certificates representing such securities to be issued in the name of Administrative Agent or its transferee. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.
5.    REPRESENTATIONS AND WARRANTIES.
Borrower represents and warrants as follows:
5.1.    Due Organization and Qualification. Each Loan Party is duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.
5.2.    Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Loan Party’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in each Loan Party’s Articles or Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which any Loan Party is bound. No Loan Party is in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.
5.3.    Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Other than movable items of personal property such as laptop computers, all Collateral having an aggregate book value in excess of One Hundred Thousand Dollars ($100,000) is located solely in the Collateral States. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. None of Borrower’s Cash (other than Trust Accounts and to the extent allowed in

Section 6.6) is maintained or invested with a Person other than Administrative Agent or Administrative Agent’s affiliates.
5.4.    Intellectual Property Collateral. As of the date hereof or, if later, the most recent update to the Schedule in accordance with Section 6.8(b), Borrower’s Intellectual Property Collateral is set forth on the Schedule. Borrower is the sole owner of the Intellectual Property Collateral, except for licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.
5.5.    Name; Location of Chief Executive Office. Except as disclosed in the Schedule or as permitted pursuant to Section 6.1, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located at the address indicated in Section 11 hereof.
5.6.    Litigation. There are no actions or proceedings pending by or against any Loan Party before any court or administrative agency in which an adverse decision is likely and would reasonably be expected to have a Material Adverse Effect.
5.7.    No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to any Loan Party that are delivered by Borrower to Administrative Agent fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Administrative Agent.
5.8.    Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.
5.9.    Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse

Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.
5.10.    Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.
5.11.    Government Consents. Each Loan Party has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of each Loan Party’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.
5.12.    Inbound Licenses. Borrower is not a party to, nor is bound by, any material license or other material agreement important for the conduct of Borrower’s business that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such material license or material agreement or any other property important for the conduct of Borrower’s business, other than this Agreement or the other Loan Documents.
5.13.    Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or Contractual Obligations exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. There are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will remain duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.
5.14.    Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Administrative Agent taken together with all such certificates and written statements furnished to Administrative Agent contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made, it being recognized by Administrative Agent that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.
5.15.    Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (1) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (1) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (1) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.16.    Capitalization. The Schedule sets forth the beneficial owners of all Capital Stock of the Subsidiaries of the Borrower, and the amount of Capital Stock held by each such owner, as of the Closing Date.
5.17.    OFAC; Sanctions, Etc. None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, or controlled Affiliate of the Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation Crimea, Cuba, Iran, North Korea, Sudan and Syria.
5.18.    EEA Financial Institution. No Loan Party is an EEA Financial Institution.
6.    AFFIRMATIVE COVENANTS.
Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Administrative Agent and the Lenders may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:
6.1.    Good Standing and Government Compliance. Each Loan Party shall maintain its corporate existence and, where applicable, good standing in the respective states of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Administrative Agent the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable. Each Loan Party shall meet the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Loan Party and its Subsidiaries shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, including regulations in connection with operating an insurance business, and shall maintain, and shall cause each other Loan Party to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.
6.2.    Financial Statements, Reports, Certificates.
(a)Borrower shall deliver to Administrative Agent: (i) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company-prepared consolidated and consolidating balance sheet and income statement, including a net worth reconciliation report and an accounting for maintenance of minimum, state-mandated capital requirements (when required), all in a form reasonably acceptable to Administrative Agent and certified by a Responsible Officer; (ii) as soon as available, but in any event within thirty (30) days after the end of each calendar quarter a consolidated statement of cash flows covering Borrower’s operations during such period, including copies of account statements for any Cash not held by Administrative Agent, all in a form reasonably acceptable to Administrative Agent and certified by a Responsible Officer; (iii) as soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified, qualified only for going concern as a result of the maturity of Loans hereunder, or otherwise consented to in writing by Administrative Agent on such financial statements of an independent certified public accounting firm reasonably acceptable to Administrative Agent; (iv) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt; (v)  promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vi) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Administrative Agent may reasonably request from time to time, (vii) as soon as available, but in any event no later than the earlier of (A) thirty (30) days following the approval by Borrower’s Board of Directors or (B) February 15 of each fiscal year of Borrower, a Board-approved, fully funded operating plan of Borrower for the then-current fiscal year of Borrower, which shall include, without limitation, monthly balance sheet, cash flow, and profit and loss projections, produced by Borrower for such fiscal year. Any financial statements or reports that are filed by Borrower on the EDGAR System of the Securities and Exchange Commission shall be deemed delivered to the Administrative Agent upon such filing.
(b)Within thirty (30) days after the last day of each month, Borrower shall deliver to Administrative Agent a (i) Borrowing Base Certificate calculated as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit C hereto; (ii) a report of twelve (12)-month average combined claims ratios and signed by a Responsible Officer; and (iii) a Compliance Certificate (which shall certify compliance with the covenants herein and all of the state governing body rules and regulations) certified as of the last day of the applicable quarter and signed by a Responsible Officer in substantially the form of Exhibit D hereto.
(c)Within forty-five (45) days after the last day of each calendar quarter, Trupanion shall deliver to Administrative Agent (i) copies of all quarterly statements as required by each state in which Borrower and its Subsidiaries conduct business which are submitted by Trupanion to the National Association of Insurance Commissioners and (ii) a report of twelve (12)-month average claims ratios by state signed by a Responsible Officer.
(d)Within sixty (60) days after the last day of each calendar year, Trupanion shall deliver to Administrative Agent copies of all annual statements submitted to the National Association of Insurance Commissioners as required by each state in which Borrower and its Subsidiaries conduct business.
(e)As soon as possible and in any event within three (3) calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.
(f)As soon as possible and in any event within three (3) calendar days after becoming aware of Borrower having a twelve (12)-month average combined Claims Ratio that falls in a variance that is ten percent (10%) or more higher than the ratios in Borrower’s business plan which that was submitted to Administrative Agent in writing, a written statement of a Responsible Officer presenting a plan to rectify such variance, such plan to be reasonably acceptable to Administrative Agent.
(g)Administrative Agent (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, inspect, audit and appraise the

Collateral at Borrower’s expense (not to exceed $20,000 per year unless an Event of Default has occurred and is continuing) in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.
(h)Within five (5) days after the last day of each month, Trupanion shall deliver to Administrative Agent a report of all Cash held by APIC.
(i)Within thirty (30) days after the last day of each calendar quarter, Trupanion shall deliver to Administrative Agent a report setting forth the status of all requests for rate increases, including those for which are pending and those which Borrower expects to submit within the next thirty (30) days.
(j)Borrower shall at all times keep Borrower’s Books at its headquarters or at a location disclosed to the Administrative Agent and at which Administrative Agent has received a satisfactory landlord’s waiver for each such domestic location where Borrower maintains Collateral having an aggregate book value in excess of Five Hundred Thousand Dollars ($500,000).

Borrower may deliver to Administrative Agent on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Administrative Agent shall be entitled to rely on the information contained in the electronic files, provided that Administrative Agent in good faith believes that the files were delivered by a Responsible Officer. Borrower shall include a submission date on any certificates and reports to be delivered electronically.

6.3.    Inventory and Equipment; Returns. Borrower shall keep all Inventory and Equipment in good and merchantable condition, free from all material defects except for Inventory and Equipment (1) sold in the ordinary course of business, and (1) for which adequate reserves have been made, in all cases in the United States and such other locations as to which Borrower gives prior written notice. Returns and allowances, if any, as between Borrower and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Administrative Agent of all returns and recoveries and of all disputes and claims involving inventory having a book value of more than Two Hundred Fifty Thousand Dollars ($250,000).
6.4.    Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Administrative Agent, on demand, proof satisfactory to Administrative Agent in its reasonable discretion indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or such Subsidiary.
6.5.    Insurance. Borrower, at its expense, shall (1) keep the Collateral insured against loss or damage, as reasonably appropriate and excluding reinsurance and (1) maintain liability and other insurance, in each case as ordinarily insured against by other owners in businesses similar to Borrower’s. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Administrative Agent. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Administrative Agent, showing

Administrative Agent as lender’s loss payee. All liability insurance policies shall show, or have endorsements showing, Administrative Agent as an additional insured. Any such insurance policies shall specify that the insurer must give at least twenty (20) days notice to Administrative Agent before canceling its policy for any reason. Within thirty (30) days of the Closing Date, Borrower shall cause to be furnished to Administrative Agent a copy of its policies including any endorsements covering Administrative Agent or showing Administrative Agent as an additional insured. Upon Administrative Agent’s request, Borrower shall deliver to Administrative Agent certified copies of the policies of insurance and evidence of all premium payments. Proceeds payable under any property policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Administrative Agent has been granted a first priority security interest, provided that if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Administrative Agent’s option, be payable to Administrative Agent to be applied on account of the Obligations.
6.6.    Accounts. Borrower and its Subsidiaries shall maintain at all times (a) all of their depository and operating accounts with Administrative Agent or any of the Lenders, provided that prior to maintaining any depository or operating accounts with any of such Lenders, Borrower or any of the Subsidiaries, as applicable, Administrative Agent, and any such Lender shall have entered into a deposit account control agreement with respect to any such depository or operating accounts, in form and substance satisfactory to Administrative Agent in its reasonable discretion, and (b) all of their investment accounts with Administrative Agent or Administrative Agent’s affiliates, provided that prior to maintaining any investment accounts with Administrative Agent’s affiliates, Borrower or any of the Subsidiaries, as applicable, Administrative Agent, and any such affiliate shall have entered into a securities account control agreement with respect to any such investment accounts, in form and substance satisfactory to Administrative Agent. Notwithstanding the above, Borrower may maintain cash and investments in one or more accounts not maintained with Administrative Agent, any of the Lenders, or each of such Affiliates, as applicable, if (i) required due to regulatory Laws or requested by an applicable regulator, (ii) such Cash is held in the Trust Accounts for payment of policyholder claims, and (iii) to the extent such Cash and investments are not otherwise already included in the foregoing clauses (i) and (ii), so long as (x) the aggregate amount of such cash and investments does not exceed Eight Million Dollars ($8,000,000) at any time and (y) such cash and investments are maintained at all times in accounts owned by APIC, Wyndham, or Trupanion Broker.
6.7.    Financial Covenants. Borrower and its Subsidiaries shall at all times maintain or cause a Subsidiary to maintain, as applicable, the following financial ratios and covenants:
(a)APIC’s Minimum Cash. Borrower shall cause APIC to maintain statutory capital and surplus at all times of not less than the greater of (i) the amount required by APIC or (ii) one hundred ten percent (110%) of the highest capital and surplus amount required by law by the states in which APIC is licensed.
(b)Borrower’s Minimum Cash. Borrower shall maintain a balance of Cash, investments, CDARS products, and other instruments maintained by any of the Lenders in an aggregate amount of not less than Two Million Dollars ($2,000,000) on a pro rata basis according to the respective Revolving Percentage of each Lender inclusive of (Borrower’s Minimum Cash at WAB pursuant to Section 6.7(f).

(c)Minimum Quarterly Revenue. Borrower shall generate Revenue measured on a rolling three (3) month basis of not less than the following amounts at the following applicable times:

Quarter Ending	Minimum Trailing 3 Month Revenue
December 31, 2016	$40,900,000
March 31, 2017	$46,970,000
June 30, 2017	$50,380,000
September 30, 2017	$53,240,000
December 31, 2017	$57,420,000

Commencing with the month ending March 31, 2018 and as of the last day of each calendar quarter thereafter, the minimum Revenue covenant set forth in this Section 6.7(c) shall be equal to eighty percent (80%) of Trupanion’s projected Revenue for the corresponding three month period as determined from Trupanion’s annual financial projections approved by Trupanion’s Board of Directors and delivered to Administrative Agent which such projections shall constitute growth over the immediately preceding fiscal year of not less than ten percent (10%) (such covenant, the “2018 Minimum Revenue Financial Covenant”).
(d)    Minimum EBITDA. Borrower shall maintain consolidated EBITDA measured on a trailing three (3) month basis of not less than (or with respect to losses, EBITDA losses of not greater than) the following amounts at the following times:

Month Ending	EBITDA
August 31, 2016	($1,000,000)
September 30, 2016	($500,000)
October 31, 2016	($500,000)
November 30, 2016	($100,000)
December 31, 2016	($100,000)
January 31, 2017	($300,000)
February 28, 2017	($100,000)
March 31, 2017	($100,000)
April 30, 2017	($100,000)
May 31, 2017	($300,000)
June 30, 2017	$1.00
July 31, 2017	$1.00

Commencing with the month ending August 31, 2017 and as of the last day of each month thereafter, Borrower’s consolidated EBITDA shall be at least One Dollar ($1.00).
(a)    Claims Ratio. Measured on a monthly basis, a twelve (12) month average combined Claims Ratio that is not more than ten percent (10%) higher than the ratio in Borrower’s business plan that was submitted to Administrative Agent pursuant to Section 6.2, but in any event not greater than seventy percent (70%).

(b)    Borrower’s Minimum Cash at WAB. Borrower and its Subsidiaries shall at all times on and after the Closing Date maintain a balance of unrestricted Cash, in one or more non-interest bearing accounts with WAB in an aggregate amount of not less than Six Hundred Thousand Dollars ($600,000). At least a percentage equal to WAB’s Revolving Percentage of Borrower’s Cash on an average daily balance measured on a monthly basis shall be in an account(s) with WAB (and/or one or more Affiliates of WAB, as approved by WAB in its discretion).

6.8.    Registration of Intellectual Property Rights.

(a)Borrower shall give Administrative Agent written notice, within thirty (30) days after each calendar quarter, of any applications or registrations of material intellectual property rights filed with the United States Patent and Trademark Office during any calendar quarter, including the date of such filing and the registration or application numbers, if any.

(b)Borrower shall (i) give Administrative Agent not less than thirty (30) days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Administrative Agent may reasonably request for Administrative Agent to maintain its perfection in such intellectual property rights to be registered by Borrower; (iii) upon the request of Administrative Agent, either deliver to Administrative Agent or file such documents simultaneously with the filing of any such applications or registrations; and (iv) upon filing any such applications or registrations, promptly provide Administrative Agent with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Administrative Agent to be filed for Administrative Agent to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.
(c)Borrower shall execute and deliver such additional instruments and documents from time to time as Administrative Agent shall reasonably request to perfect and maintain the perfection and priority of Administrative Agent’s security interest in the Intellectual Property Collateral.
(d)Borrower shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights material to its business, (ii) detect infringements of the Trademarks, Patents and Copyrights and promptly advise Administrative Agent in writing of material infringements detected and (iii) not allow any Trademarks, Patents or Copyrights material to its business to be abandoned, forfeited or dedicated to the public without the written consent of Administrative Agent, which shall not be unreasonably withheld.
(e)Administrative Agent shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.8 to take but which Borrower fails to take, after fifteen (15) days’ notice to Borrower. Borrower shall reimburse and indemnify Administrative Agent for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.8.

6.9. Consent of Inbound Licensors. Prior to entering into or becoming bound by any material inbound license or software agreement (other than for over-the-counter software that is commercially available to the public), in each case the absence of which would reasonably be expected to have a Material Adverse Effect, Borrower shall: (i) provide written notice to Administrative Agent of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Administrative Agent and the Lenders to have a security interest in it that might otherwise be restricted by the terms of the applicable license or software agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.10.    Creation/Acquisition of Subsidiaries. In the event any Loan Party creates or acquires any Subsidiary, Borrower shall promptly notify Administrative Agent of such creation or acquisition, and Borrower shall take all actions reasonably requested by Administrative Agent to achieve any of the following with respect to such New Subsidiary: (1) to cause New Subsidiary to become either a co-Borrower hereunder, if such New Subsidiary is organized under the laws of the United States, or a secured guarantor with respect to the Obligations; and (1) to grant and pledge to Administrative Agent a perfected security interest in the Shares of any such New Subsidiary.
6.11.    Notices. Give prompt written notice to the Administrative Agent of:
(a)the occurrence of any Default or Event of Default;
(b)becoming aware of any (i) default or event of default under any Contractual Obligation of Borrower or any of its Subsidiaries that, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect; and (ii) litigation, investigation or proceeding that may exist at any time between Borrower and any Governmental Authority that, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(c)any litigation or proceeding affecting Borrower or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect; and
(d)    promptly after the Borrower has knowledge or becomes aware of the occurrence of any of the following events affecting any Loan Party or any of its respective ERISA Affiliates (but in no event more than ten (10) days after such event), the occurrence of any of the following events, and shall provide the Administrative Agent with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any of its ERISA Affiliates with respect to such event, if such event could reasonably be expected to result in liability in excess of Five Hundred Thousand Dollars ($500,000) of any Loan Party or any of their respective ERISA Affiliates: (A) an ERISA Event, (B) the adoption of any new Pension Plan by the Borrower or any ERISA Affiliate, (C) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (D) the commencement of contributions by the Borrower or any ERISA Affiliate to any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

6.12.    Capital, Licensing and Compliance Requirements; Financial Covenants. Borrower and each Subsidiary shall maintain compliance with all capital requirements, financial covenants and other licensing and compliance requirements as required by each state and/or province in which Borrower or a Subsidiary conducts business the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.
6.13.    WICL Segregated Account. WICL Segregated Account shall have granted Administrative Agent a valid, first prior security interest in the shares of WICL Segregated Account issued to Borrower.
6.14.    Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Administrative Agent to effect the purposes of this Agreement.
7.    NEGATIVE COVENANTS.
Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Administrative Agent and the Lenders may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Administrative Agent’s prior written consent:
7.1.    Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of Loan Party to Transfer, all or any part of its business or property, or move cash balances on deposit with Administrative Agent to accounts opened at another financial institution, other than Permitted Transfers.
7.2.    Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the state of Borrower’s formation or relocate its chief executive office without thirty (30) days prior written notification to Administrative Agent; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.
7.3.    Mergers or Acquisitions. Merge or consolidate, or permit any Loan Party to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Loan Party into another Loan Party or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (1) each of the following conditions is applicable: (1) the consideration paid in connection with such transactions (including assumption of liabilities), other than equity interests in Trupanion, does not in the aggregate exceed One Million Dollars ($1,000,000) during any fiscal year, (1) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (1) such transactions do not result in a Change in Control, and (1) Borrower is the surviving entity; or (1) the Obligations are repaid in full concurrently with the closing of any merger or consolidation of Borrower in which Borrower is not the surviving entity.
7.4.    Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Loan Party so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to a Lender or Administrative Agent under this Agreement.
7.5.    Encumbrances. Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (1) the licensors of in-licensed property with respect to such property or (1) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment) that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.
7.6.    Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (1) repurchase the stock of former employees or directors pursuant to stock repurchase agreements in an aggregate amount not to exceed One Million Dollars ($1,000,000) in any fiscal year, so long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (1)repurchase the stock of former employees or directors pursuant to stock repurchase agreements in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees or directors to Borrower regardless of whether an Event of Default exists.
7.7.    Investments. Directly or indirectly acquire or own an Investment in, or make any Investment in or to any Person, or permit any Loan Party so to do, other than Permitted Investments, or maintain or invest any of its investment property with a Person other than Administrative Agent or permit any Loan Party to do so unless such Person has entered into a control agreement with Administrative Agent, in form and substance satisfactory to Administrative Agent, or suffer or permit any Loan Party to be a party to, or be bound by, an agreement that restricts such Loan Party from paying dividends or otherwise distributing property to Borrower.
7.8.    Capitalized Expenditures. Make Capitalized Expenditures in excess of One Million Dollars ($1,000,000) in the aggregate in any fiscal quarter of Borrower.
7.9.    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
7.10.    Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Administrative Agent’s rights contained in any documentation relating to the Subordinated Debt without Administrative Agent’s prior written consent.
7.11.    Inventory and Equipment. Store the Inventory or the Equipment of a book value in excess of One Million Dollars ($1,000,000) with a bailee, warehouseman, collocation facility or similar third party unless the third party has been notified of Administrative Agent’s security interest and Administrative Agent (1) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Administrative Agent’s benefit or (1) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and for movable items of personal property having an aggregate book value not in excess of One Hundred Thousand Dollars ($100,000), and except for such other locations as Administrative Agent may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 11 and such other locations of which Borrower gives Administrative Agent prior written notice and as to which Administrative Agent is able to take such actions as may be necessary to perfect its security interest or to obtain a bailee’s acknowledgment of Administrative Agent’s rights in the Collateral.
7.12.    No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

7.13.    APIC Capital Withdrawals. Permit any withdrawals of capital from APIC, except for excess balances over the greater of (i) the amount of Cash and investments required to be held for insurance company reserves and surplus at APIC and (ii) the amount necessary to comply with Section 2.1(b)(i).
7.14.    Canadian Subsidiaries. Borrower shall not conduct business operations in the following Canadian Subsidiaries: Trupanion Alberta Holding Company, ULC and Trupanion Canadian Shareholders, Ltd. None of the foregoing Canadian Subsidiaries shall hold more than Fifty Thousand Dollars ($50,000) in current assets.
8.    EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:
8.1.    Payment Default. If Borrower fails to pay any of the Obligations when due;
8.2.    Covenant Default.
(a)    If Borrower fails to perform any obligation under Sections 3.3, 6.2, 6.4, 6.5, 6.6, 6.7, or 6.12, or violates any of the covenants contained in Article 7 of this Agreement; or
(b)    If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Administrative Agent and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10)-day period or cannot after diligent attempts by Borrower be cured within such ten (10)-day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;
8.3.    Material Adverse Change. If there occurs any circumstance or any circumstances which would reasonably be expected to have a Material Adverse Effect;
8.4.    Attachment. If any material portion of Borrower’s or any Loan Party’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within fifteen (15) days, or if Borrower or any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s or any Loan Party’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s or any Loan Party’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);
8.5.    Insolvency. If Borrower or any Loan Party becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower or any Loan Party, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);
8.6.    Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower or any Loan Party is a party with a third party or parties (1) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000), (1) in connection with any lease of real property at which Administrative Agent has received a satisfactory landlord waiver, other than in connection with a bona fide dispute between Borrower and its landlord which such dispute has been previously disclosed in writing to Administrative Agent, or (1) that would reasonably be expected to have a Material Adverse Effect;
8.7.    Judgments. If a final, uninsured judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) shall be rendered against Borrower or any Loan Party and shall remain unsatisfied and unstayed for a period of fifteen (15) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or
8.8.    Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Administrative Agent by any Responsible Officer pursuant to this Agreement or to induce Administrative Agent to enter into this Agreement or any other Loan Document.
8.9.    ERISA Event. There shall occur one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of any Borrower or any of its Subsidiaries or any ERISA Affiliate thereof in excess of Five Hundred Thousand Dollars ($500,000) during the term of this Agreement; or there exists an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds Five Hundred Thousand Dollars ($500,000).
9.    RIGHTS AND REMEDIES OF ADMINISTRATIVE AGENT AND THE LENDERS.
9.1.    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower and the Lenders:
(a)Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Administrative Agent);
(b)Demand that Borrower (i) deposit cash with Administrative Agent in an amount equal to one hundred five percent (105%) of the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;
(c)Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Administrative Agent;
(d)Settle or adjust disputes and claims directly with Account Debtors for amounts, upon terms and in whatever order that Administrative Agent reasonably considers advisable;
(e)Make such payments and do such acts as Administrative Agent considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Administrative Agent so requires, and to make the Collateral available to Administrative Agent as Administrative Agent may designate. Borrower authorizes Administrative Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Administrative Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Administrative Agent a license to enter into possession of such premises upon the occurrence and during the continuance of an Event of Default, and to occupy the same, without charge, in order to exercise any of Administrative Agent’s rights or remedies provided herein, at law, in equity, or otherwise;
(f)Place a “hold” on any account of any Loan Party maintained with Administrative Agent and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;
(g)Set off and apply to the Obligations any and all (i) balances and deposits of Borrower or any Loan Party held by Administrative Agent, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower or any Loan Party held by Administrative Agent;
(h)Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Administrative Agent is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Administrative Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Administrative Agent’s benefit;
(i)Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Administrative Agent determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Administrative Agent deems appropriate. Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. Administrative Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If

Administrative Agent sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Administrative Agent, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Administrative Agent may resell the Collateral and Borrower shall be credited with the proceeds of the sale;
(j)Administrative Agent may credit bid and purchase at any public sale;
(k)Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and
(l)Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.
Administrative Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.
9.2.    Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Administrative Agent (and any of Administrative Agent’s designated officers, or employees) as Borrower’s true and lawful attorney to: (1) send requests for verification of Accounts or notify Account Debtors of Administrative Agent’s and Lenders’ security interest in the Accounts; (1) endorse Borrower’s name on any checks or other forms of payment or security that may come into Administrative Agent’s possession; (1) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (1) dispose of any Collateral; (1) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (1) settle and adjust disputes and claims respecting the accounts directly with Account Debtors, for amounts and upon terms which Administrative Agent determines to be reasonable; and (1) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Administrative Agent may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Administrative Agent as Borrower’s attorney in fact, and each and every one of Administrative Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Administrative Agent’s obligation to provide advances hereunder is terminated.
9.3.    Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Administrative Agent may notify any Person owing funds to Borrower of Administrative Agent’s and Lenders’ security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Administrative Agent, receive in trust all payments as Administrative Agent’s trustee, and immediately deliver such payments to Administrative Agent in their original form as received from the Account Debtor, with proper endorsements for deposit.
9.4.    Administrative Agent Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Administrative Agent may do any or all of the following after reasonable notice to Borrower: (1) make payment of the same or any part thereof; (1) set up such reserves under the Revolving Line as Administrative Agent deems necessary to protect Administrative Agent from the exposure created by such failure; or (1) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Administrative Agent deems prudent. Any amounts so paid or deposited by Administrative Agent shall constitute Administrative Agent Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Administrative Agent shall not constitute an agreement by Administrative Agent to make similar payments in the future or a waiver by Administrative Agent of any Event of Default under this Agreement.
9.5.    Liability for Collateral. Administrative Agent nor Lenders have any obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.
9.6.    No Obligation to Pursue Others. Administrative Agent nor Lenders have any obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Administrative Agent may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Administrative Agent’s and Lenders’ rights against Borrower. Borrower waives any right it may have to require Administrative Agent and/or any Lenders to pursue any other Person for any of the Obligations.
9.7.    Remedies Cumulative. Administrative Agent’s and Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Administrative Agent for itself and on behalf of the Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Administrative Agent of one right or remedy shall be deemed an election, and no waiver by Administrative Agent of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Administrative Agent shall constitute a waiver, election, or acquiescence by it. No waiver by Administrative Agent shall be effective unless made in a written document signed on behalf of Administrative Agent and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Administrative Agent by course of performance, conduct, estoppel or otherwise.
9.8.    Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.
10.    THE ADMINISTRATIVE AGENT.
10.1.    Appointment and Authority.
(a)Each of the Lenders hereby irrevocably appoints PWB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
(b)The provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(c)The Administrative Agent shall also act as the collateral agent under the Loan Documents and each of the other Lenders (in their respective capacities as a Lender) hereby irrevocably (i) authorize the Administrative Agent to enter into all other Loan Documents, and (ii)  appoint and authorize the Administrative Agent to act as the agent of the Lenders for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted hereunder and under any of the other Loan Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section and Section 13 (including Section 10.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

10.2.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

10.3.    Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(d)be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(e)have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Laws; and

(f)except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9 and 13.5), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3.1, Section 3.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.4.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, or the provision of Ancillary Services, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan, the issuance of such Letter of Credit, or the provision of such Ancillary Services. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.
10.5.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any default or Event of Default unless the Administrative Agent has received notice in writing from a Lender or Borrower referring to this Agreement, describing such default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such default or Event of Default as it shall deem advisable in the best interests of the Lenders or, if so specified by this Agreement, as shall be reasonably directed by the Required Lenders or all Lenders; provided that unless and until the Administrative Agent shall have received such directions, if so specified by this Agreement, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such default or Event of Default as it shall deem advisable in the best interests of the Lenders.
10.6.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.
10.7.    Indemnification. Each of the Lenders agrees to indemnify the Administrative Agent and each of its Related Parties in its capacity as such (to the extent not reimbursed by Borrower or any other Loan Party pursuant to any Loan Document and without limiting the obligation of Borrower or any other Loan Party to do so) according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by Borrower or such other Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
10.8.    Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.9.    Successor Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above and be an Eligible Assignee. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Section 10 and Section 13.2, 13.8, 13.10, 13.11, 13.12, and 13.13 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent

10.10.    Collateral and Guaranty Matters.

(a)    The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
(i)to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (1) upon the Discharge of Obligations, (2) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (3) subject to Section 13.5, if approved, authorized or ratified in writing by the Required Lenders,
(ii)to subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (c) of the definition of Permitted Liens; and
(iii)to release any guarantor from its obligations under any guaranty.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any guarantor from its obligations under any guaranty.

(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.7, 13.2, 13.8, 13.10, 13.11, 13.12, and 13.13) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.7, 13.2, 13.8, 13.10, 13.11, 13.12, and 13.13.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
10.12.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the “Bookrunners”, “Arrangers” or “Lead Arrangers” that may be listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
10.13.    Survival. This Section shall survive the Discharge of Obligations.
11.    NOTICES.
Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or upon transmission when sent by telefacsimile or electronic mail to Borrower or to Administrative Agent, and in the case of the Lenders as the case may be, at its addresses set forth below:

If to Borrower:	c/o Trupanion, Inc. 6100 4th Avenue S, Suite 200 Seattle, Washington 98108 Attn: Chief Financial Officer
Email: accounts.payable@trupanion.com

with a copy to:	c/o Trupanion, Inc. 6100 4th Avenue S, Suite 200 Seattle, Washington 98108 Attn: Legal
Email: legal@trupanion.com

If to Administrative Agent:	Pacific Western Bank 406 Blackwell Street, Suite 240 Durham, North Carolina 27701 Attn: Loan Operations Manager FAX: (919) 314-3080
Email: loanops@square1bank.com

with a copy to:	Pacific Western Bank 406 Blackwell Street, Suite 240 Durham, North Carolina 27701 Attn: General Counsel FAX: (919) 314-3080
Email: nnance@square1bank.com

Pacific Western Bank
1899 Wynkoop Street, Suite 325
Denver, Colorado 80202
Attn: Adam Glick, Senior Vice President
Email: aglick@square1bank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
12.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of law. Jurisdiction shall lie in the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York. All disputes, controversies, claims, actions and similar proceedings arising with respect to Borrower’s account or any related agreement or transaction shall be brought in Federal or State courts located in Manhattan, NY, except as provided below with respect to arbitration of such matters. ADMINISTRATIVE AGENT, LENDERS, AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY ADMINISTRATIVE AGENT, LENDERS, OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. If the jury waiver set forth in this Section 11 is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held the City of New York, New York in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply New York law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section. The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness fees, and reasonable attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.
This Section shall survive the Discharge of Obligations.

13.    GENERAL PROVISIONS.
13.1.    Successors and Assigns; Participations and Assignments.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.1(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than Five Million Dollars ($5,000,000) unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and/or the Revolving Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
(iii)Required Consents. No consent shall be required for any assignment by a Lender except to the extent required by paragraph (b)(i)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Facility if such assignment is to a Person that is not a Lender with a Revolving Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) a Loan Party or any of a Loan Party’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) so long as no Event of Default has occurred and is continuing, an Excluded Lender.
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person).
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 13.2, 13.8, 13.10, 13.11, 13.12, and 13.13 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person or any Loan Party or any of any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 2.11(e) and 10.7 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 13.5). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 (subject to the requirements and limitations therein, including the requirements under Section 2.11(f) (it being understood that the documentation required under Section 2.11(f) shall be delivered to such Participant)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.1(b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.13 as if it were an assignee under Section 13.1(b); and

(B) shall not be entitled to receive any greater payment under Sections 2.10 and 2.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.13 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.9(j) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    Notes. The Borrower, upon receipt by the Borrower of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 13.1.

(g)    Representations and Warranties of Lenders. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Revolving Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Revolving Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Revolving Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section, the disposition of such Revolving Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

13.2.    Indemnification. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (1) any Loan or the use or proposed use of the proceeds therefrom, or (1) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
13.3.    Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
13.4.    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited
13.5.    Amendments and Waivers.
(a)Neither this Agreement, nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii)  waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or waive, postpone or extend the scheduled date of any payment thereof, or alter the amount or extend the expiration date of any Lender’s Revolving Commitment without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section without the written consent of such Lender; (C) amend the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release any of guarantors from their obligations under any guaranty, in each case without the written consent of all Lenders; (D) amend, modify or waive the pro rata requirements of Section 2.9 in a manner that adversely affects Lenders without the written consent of each Lender; (E) reduce the percentage specified in the definition of Required Lenders without the written consent of all Required Lenders; (F) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; or (G) amend or modify the application of payments set forth in Section 8.3 in a manner that adversely affects Lenders without the written consent of each Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
(b)Notwithstanding anything to the contrary contained in clause (a) above, in the event that the Borrower or any other Loan Party, as applicable, requests that this Agreement or any of the other Loan Documents, as applicable, be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by the Borrower and/or such other Loan Party, as applicable, the Required Lenders and the Administrative Agent, then, with the consent of the Borrower and/or such other Loan Party, as applicable, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document, as applicable, may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:
(i)the termination of the Commitments of each such Minority Lender;
(ii)the assumption of the Loans and Commitments of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.13; and
(iii)the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrower, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.
(c)The Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the Loan Documents to cure any omission, mistake or defect.
(d)    Notwithstanding any provision herein to the contrary but subject to the proviso in clause (a) above, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrower, (i) to add one or more additional credit or term loan facilities to this Agreement and to permit all such additional extensions of credit and all related obligations and liabilities arising in connection therewith and from time to time outstanding thereunder to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders.

13.6.    Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.
13.7.    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.
13.8.    Survival. Each party’s obligations under this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Loan Documents, the termination of the Revolving Commitments and the Discharge of Obligations. The obligations of Borrower to indemnify Administrative Agent and Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Administrative Agent or Lenders have run.
13.9.    Confidentiality. In handling any confidential information, Administrative Agent and Borrower and all employees and agents of each such party shall exercise the same degree of care that such party exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (1) in the case of Administrative Agent, to the subsidiaries or Affiliates of Administrative Agent or Borrower in connection with their present or prospective business relations with Borrower, (1) in the case of Administrative Agent, to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (1) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (1) in the case of Administrative Agent, as may be required in connection with the examination, audit or similar investigation of Administrative Agent, and (1) as Administrative Agent may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (1) is in the public domain or in the knowledge or possession of the receiving party when disclosed to such party, or becomes part of the public domain after disclosure to such receiving party through no fault of such receiving party; or (1) is disclosed to such receiving party by a third party, provided the receiving party does not have actual knowledge that such third party is prohibited from disclosing such information.

13.10.    Costs and Expenses. The Borrower shall pay (1) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of in-house and outside counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (1) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (1) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (1) in connection with the Loans made or participated in hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
13.11.    Reimbursement by Lenders. To the extent that the Borrower or any other Loan Party pursuant to any other Loan Document for any reason fails indefeasibly to pay any amount required under Section 13.2 and 13.10 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party thereof, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Aggregate Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section are subject to the provisions of Section 2.11(e).
13.12.    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
13.13.    Adjustments; Set-off.
(a)Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9.1(a), receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    Upon (i) the occurrence and during the continuance of any Event of Default and (ii) obtaining the prior written consent of the Administrative Agent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower or any other Loan Party, as the case may be, against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.

13.14.    Acknowledgements. The Borrower hereby acknowledges that:
(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

13.15.    Payments Set Aside. To the extent that any payment or transfer by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or transfer or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (1) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (1) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. This Section shall survive the Discharge of Obligations.
13.16.    Releases of Guarantees and Liens.
(a)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 13.5) to take any action requested by the Borrower having the effect of releasing any Collateral or Obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 13.5 or (2) under the circumstances described in clause (b) below.
(b)Upon the Discharge of Obligations, the Collateral shall be released from the Liens created hereunder and the other Loan Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party shall terminate, all without delivery of any instrument or performance of any act by any Person.

13.17.    Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act. Borrower will, and will cause each of its respective Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
13.18.    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

14.    CO-BORROWER PROVISIONS.
14.1.    Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Administrative Agent and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of all Credit Extensions were advanced to such Borrower. Administrative Agent may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including, without, limitation Payment Advance Forms, Borrowing Base Certificates and Compliance Certificates.
14.2.    Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Administrative Agent may proceed against one or more of Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.
14.3.    Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Administrative Agent on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Administrative Agent need not inquire as to each Borrower’s authority to act for or on behalf of Borrower.
14.4.    Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Administrative Agent under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by

Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 14.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 14.4, such Borrower shall hold such payment in trust for Administrative Agent and such payment shall be promptly delivered to Administrative Agent for application to the Obligations, whether matured or unmatured.
14.5.    Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Administrative Agent’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Administrative Agent thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Administrative Agent from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Administrative Agent that changes the scope of Borrower’s risks hereunder.
14.6.    Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under any statutory or common law suretyship defenses or marshalling rights, now and hereafter in effect.
14.7.    Right to Settle, Release.
(a)The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Administrative Agent may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b)Without affecting the liability of any Borrower hereunder, Administrative Agent may (iii) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (iv) grant other indulgences to a Borrower in respect of the Obligations, (v) modify in any manner any documents relating to the Obligations with respect to a Borrower, (vi) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (vii) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

14.8.    Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and Borrower holding the indebtedness shall take all actions reasonably requested by Administrative Agent to effect, to enforce and to give notice of such subordination.
[SIGNATURE PAGES FOLLOW]

EXHIBIT A

DEBTOR:	TRUPANION, INC. AND TRUPANION MANAGERS USA, INC.

SECURED PARTY:	PACIFIC WESTERN BANK, as administrative agent, for itself and for the ratable benefit of the Lenders
COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT
All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(g)    all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles, domain names and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(h)    any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions.

EXHIBIT B
LOAN ADVANCE / PAYDOWN REQUEST FORM
[Please refer to New Borrower Kit]

1

loan advance / paydown request

Sent to | Date | Time |

Requested Transaction

BORROWER	Trupanion, Inc.	REQUESTED TRANSACTION TYPE	DOLLAR AMOUNT
FROM Account No.		Principle Increase (Advance)	
		Principle Payment (Only)	$ -
TO Account No.		Other Instructions:	
X borrower authorized signature			
authorized requestor	phone number		

All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of the telephone request for, and advance confirmed by, this Borrowing Certificate; provided that those representations and warranties of the date expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Outgoing Wire Transfer Instructions

Is there a wire request tied to this loan advance? *Please circle:* **YES NO**

All items below must be completed.

WIRE AMOUNT	$	ADVANCE TYPE	☐ E/squared ☐ Manual PIN
Beneficiary Name		ABA Routing No. (9 digits)	
Beneficiary Account No.		Receiving Institution Name	
Beneficiary Address		Receiving Institution Address	

COMMENTS TO BENEFICIARY

For Bank Use Only

TRANSACTION REQUEST	OUTGOING WIRE TRANSFER
date received / comp. status	X wire approval signature
time received / status date	wire posted YES NO
X analyst signature	date
X manager's approval signature	time
TELEPHONE REQUEST	p. bal. |
	p. no. |
received by |	p. notes |

Square 1 Bank Confidential New Borrower's Kit v 1.1

EXHIBIT C
FORM OF BORROWING BASE CERTIFICATE
[Please refer to New Borrower Kit]

Borrowing Base Certificate

Borrower | TRUPANION, INC. **Commitment Amount |** $30,000,000

Cash, Cash Equivalents, and Investments as of date |

1.	American Pet Insurance Company (APIC) Cash and Cash Equivalents*	$ -
2.	American Pet Insurance Company (APIC) Investment Assets*	$ -
3.	TOTAL	$ -

*Excludes custodial accounts and assets held in trust.

Balances

4.	Maximum Loan Amount	$ 30,000,000.00	
5.	**Total Funds Available** (the lesser of #3 or #4)		$ -
6.	**Present balance outstanding on Line of Credit**		$ -
7.	**Outstandings under Sublimits** (Letters of Credit, etc.)		$ -
8.	**Reserve Position** (#5 minus #6 and #7)		$ -

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan & Security Agreement between the undersigned and Square 1 Bank.

Comments

X

authorized signature

name |

title |

bank Square 1 Bank

address ATTN: Portfolio Analysis Dept.
406 Blackwell St. Suite 240
Durham, NC 27701

web link www.square1bank.com

phone 866.355.0468

fax 919.314.3090

email syndicationsreports@square1bank.com

Square 1 Bank Confidential New Borrower's Kit 12.13

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
[Please refer to New Borrower Kit]

1

compliance certificate

Borrower | TRUPANION, INC.

The undersigned authorized Officer of Trupanion, Inc. ("Borrower"), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending 10/31/2016 ith all covenants except as noted below; and (ii) all representations and warranties of Borrower stated on the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next, except as explained in an accompanying letter or footnotes.

Reporting Covenants:

Please indicate compliance status by circling YES or NO under the COMPLIES column.

COVENANTS	REQUIRED	COMPLIES	
Consolidated and consolidating monthly financial statements	Monthly, within 30 days	YES	NO
Copies of account statements for funds outside of the Bank	Monthly, within 30 days	YES	NO
Cash Statement of APIC	Monthly, within 5 days of month end	YES	NO
Status Report on rate increase requests pending and to be initiated	Quarterly, within 30 days	YES	NO
NAIC Quarterly statements	Quarterly, within 45 days.	YES	NO
NAIC Annual statement	Annually within 60 days of year end	YES	NO
Claims Ratio Report	Quarterly, within 45 days.	YES	NO
IP Reporting	Quarterly, within 30 days	YES	NO
Annual (CPA Audited) Consolidated GAAP Financials	FYE within 180 days	YES	NO
BOD Annual Operating Budget	February 15th, Annually	YES	NO
Budgets & Sales Projections or other Financial Exhibits	(as applicable)	YES	NO
Total amount of Borrower's Cash and Investments	Amount $__________	YES	NO
Total amount of Borrower's Cash and Investments Maintained with Bank	Amount $__________	YES	NO

Financial Covenants:

Please list financial covenants below and circle YES or NO under the COMPLIES column.

COVENANTS	COMPLIES	
Please see covenant worksheet 4a)	YES	NO
Please see covenant worksheet 4b)	YES	NO
Minimum Cash at Participating Lenders of no less than $2,000,000	YES	NO

Please enter comments regarding covenant violations

By signing below, the Officers further acknowledge that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, and such non-compliance results in a Default or Event of Default and such Default or Event of Default is continuing, then no credit extensions will be made.

X ______________________________
authorized signature

name: ______________________________

title: ______________________________

Please Send All Required Reporting to:

address	Square 1 Bank ATTN: Portfolio Analysis Dept. 406 Blackwell Street, Suite 240 Durham, NC 27701
web link	www.square1bank.com
phone	866.355.0468
fax	919.314.3090
email	syndicationsreports@square1bank.com

For Bank Use Only

received by |	date |	reviewed by |	date |
financial compliance status:	YES NO		

Square 1 Bank Confidential

New Borrower's Kit v 1.1

EXHIBIT E
U.S. TAX COMPLIANCE CERTIFICATE
[See Attached]

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
[Date]
Reference is made to that certain Loan and Security Agreement, dated as of October __, 2016 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among TRUPANION, INC., a Delaware corporation (“Trupanion”), and TRUPANION MANAGERS USA, INC., an Arizona corporation (“Trupanion Managers”; individually and collectively, “Borrower”), the Lenders party thereto, and PACIFIC WESTERN BANK, a California state chartered bank, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”).
Pursuant to the provisions of 2.9(f) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of a Borrower (or, if Borrower is disregarded as an entity separate from its owner for U.S. federal income tax purposes, Borrower’s tax owner for U.S. federal income tax purposes) within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to a Borrower (or, if Borrower is disregarded as an entity separate from its owner for U.S. federal income tax purposes, Borrower’s tax owner for U.S. federal income tax purposes) as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.
IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.
[Name of Lender]
By
Name:
Title:

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
[Date]
Reference is made to that certain Loan and Security Agreement, dated as of October __, 2016 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among TRUPANION, INC., a Delaware corporation (“Trupanion”), and TRUPANION MANAGERS USA, INC., an Arizona corporation (“Trupanion Managers”; individually and collectively, “Borrower”), the Lenders party thereto, and PACIFIC WESTERN BANK, a California state chartered bank, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”).
Pursuant to the provisions of 2.9(f) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of a Borrower (or, if Borrower is disregarded as an entity separate from its owner for U.S. federal income tax purposes, Borrower’s tax owner for U.S. federal income tax purposes) within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to a Borrower (or, if Borrower is disregarded as an entity separate from its owner for U.S. federal income tax purposes, Borrower’s tax owner for U.S. federal income tax purposes) as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.
IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.
[Name of Participant]
By
Name:
Title:

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
[Date]
Reference is made to that certain Loan and Security Agreement, dated as of October __, 2016 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among TRUPANION, INC., a Delaware corporation (“Trupanion”), and TRUPANION MANAGERS USA, INC., an Arizona corporation (“Trupanion Managers”; individually and collectively, “Borrower”), the Lenders party thereto, and PACIFIC WESTERN BANK, a California state chartered bank, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”).
Pursuant to the provisions of 2.9(f) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of a Borrower (or, if Borrower is disregarded as an entity separate from its owner for U.S. federal income tax purposes, Borrower’s tax owner for U.S. federal income tax purposes) within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to a Borrower (or, if Borrower is disregarded as an entity separate from its owner for U.S. federal income tax purposes, Borrower’s tax owner for U.S. federal income tax purposes) as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.
IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.
[Name of Participant]
By
Name:
Title:

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
[Date]
Reference is made to that certain Loan and Security Agreement, dated as of October __, 2016 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among TRUPANION, INC., a Delaware corporation (“Trupanion”), and TRUPANION MANAGERS USA, INC., an Arizona corporation (“Trupanion Managers”; individually and collectively, “Borrower”), the Lenders party thereto, and PACIFIC WESTERN BANK, a California state chartered bank, as Administrative Agent for such Lenders (in such capacity; the “Administrative Agent”).
Pursuant to the provisions of 2.9(f) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of a Borrower (or, if Borrower is disregarded as an entity separate from its owner for U.S. federal income tax purposes, Borrower’s tax owner for U.S. federal income tax purposes) within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to a Borrower (or, if Borrower is disregarded as an entity separate from its owner for U.S. federal income tax purposes, Borrower’s tax owner for U.S. federal income tax purposes) as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W‑8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.
IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.
[Name of Lender]
By
Name:
Title:

EXHIBIT F
FORM OF REVOLVING LOAN NOTE
[See Attached]

REVOLVING NOTE

$20,000,000.00    December 16, 2016

    FOR VALUE RECEIVED, TRUPANION, INC., a Delaware corporation (Trupanion), and TRUPANION MANAGERS USA, INC., an Arizona corporation (Trupanion Managers; together with Trupanion, individually and collectively, the Borrower), jointly and severally, promise to pay to the order of PACIFIC WESTERN BANK, a California state chartered bank (the Lender), at the place and times provided in the Loan Agreement (as hereinafter defined), the principal sum of TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00) or, if less, the unpaid principal amount of all Revolving Loans made by the Lender from time to time pursuant to the Loan Agreement. The Borrower promises to pay interest on the unpaid principal amount of this Revolving Note on the dates and at the rate or rates provided for in the Loan Agreement, including the default rate set forth in Section 2.5(b) of the Loan Agreement, if applicable.

This Revolving Note evidences the obligations of the Borrower to the Lender with respect to its Revolving Loans made pursuant to that certain Loan and Security Agreement dated as of December 16, 2016 by and among the Borrower, the Lender and all the other lenders that are parties thereto from time to time, and PACIFIC WESTERN BANK, as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the Loan Agreement). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Loan Agreement. Reference is made to the Loan Agreement for provisions for the prepayment and the repayment of Revolving Loans and the acceleration of the maturity of Revolving Loans. All payments of principal and interest on this Revolving Note shall be payable in lawful currency of the United States in immediately available funds in the matter set forth in the Loan Agreement. The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Loan Agreement) notice of any kind with respect to this Revolving Note.

THIS REVOLVING NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.
IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be duly executed and delivered by its authorized officer, member or manager, as applicable, all as of the day and year first above written.
[Signature page follows]

REVOLVING NOTE

$10,000,000.00    December 16, 2016

FOR VALUE RECEIVED, TRUPANION, INC., a Delaware corporation (Trupanion), and TRUPANION MANAGERS USA, INC., an Arizona corporation (Trupanion Managers; together with Trupanion, individually and collectively, the Borrower), jointly and severally, promise to pay to the order of WESTERN ALLIANCE BANK, an Arizona corporation (the Lender), at the place and times provided in the Loan Agreement (as hereinafter defined), the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) or, if less, the unpaid principal amount of all Revolving Loans made by the Lender from time to time pursuant to the Loan Agreement. The Borrower promises to pay interest on the unpaid principal amount of this Revolving Note on the dates and at the rate or rates provided for in the Loan Agreement, including the default rate set forth in Section 2.5(b) of the Loan Agreement, if applicable.

This Revolving Note evidences the obligations of the Borrower to the Lender with respect to its Revolving Loans made pursuant to that certain Loan and Security Agreement dated as of December 16, 2016 by and among the Borrower, the Lender and all the other lenders that are parties thereto from time to time, and PACIFIC WESTERN BANK, as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the Loan Agreement). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Loan Agreement. Reference is made to the Loan Agreement for provisions for the prepayment and the repayment of Revolving Loans and the acceleration of the maturity of Revolving Loans. All payments of principal and interest on this Revolving Note shall be payable in lawful currency of the United States in immediately available funds in the matter set forth in the Loan Agreement. The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Loan Agreement) notice of any kind with respect to this Revolving Note.

THIS REVOLVING NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.
IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be duly executed and delivered by its authorized officer, member or manager, as applicable, all as of the day and year first above written.
[Signature page follows]

SCHEDULE 1.1
COMMITMENTS AND COMMITMENT PERCENTAGES
REVOLVING COMMITMENTS

Lender	Revolving Commitment	Revolving Percentage

Pacific Western Bank	$20,000,000	66.66%
Western Alliance Bank	$10,000,000	33.33%
Total	$30,000,000	100.000000000%

SCHEDULE OF EXCEPTIONS AND DISCLOSURES

DISCLOSURE SCHEDULE

to the

LOAN AND SECURITY AGREEMENT

Dated as of December 13, 2016
Among
Trupanion, Inc. and Trupanion Managers, USA, Inc.,
as the Borrowers,

and
Pacific Western Bank,
as Administrative Agent

INTRODUCTION TO SCHEDULES

Reference is made to the Loan and Security Agreement (the “Agreement”) of even date by and among TRUPANION, INC., a Delaware corporation (“Trupanion”), TRUPANION MANAGERS USA, INC., an Arizona corporation (“Trupanion Managers”; together with Trupanion, individually and collectively, “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement (each a “Lender” and, collectively, the “Lenders”), PACIFIC WESTERN BANK, a California state chartered bank (“PWB”), as a Lender and as administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent”). Capitalized terms used herein and not otherwised defined shall have the meanings ascribed to them in the Agreement.

Each Schedule (and collectively, “Schedules”) is qualified in their entirety by reference to specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Trupanion, Trupanion Managers or any other Person except as and to the extent provided in the Agreement.

Any disclosure made in these Schedules is deemed disclosed for purposes of all relevant sections or subsections of the Agreement and these Schedules to the extent that that there are appropriate cross references or such disclosure is sufficiently detailed so as to be manifest on its face that such disclosure is relevant and responsive to such other sections or subsections.

The disclosure of any matter in any Schedule shall not be deemed to constitute an admission by the Trupanion or Trupanion Managers or to otherwise imply that any such matter is material to the Trupanion or Trupanion Managers for the purposes of the Agreement.

Matters reflected in these Schedules are not necessarily limited to matters required by the Agreement to be reflected in these Schedules. Any such additional matters are set forth for information purposes and do not necessarily include other matters of a similar nature.

Headings have been inserted on the sections in these Schedules for convenience of referral only and shall to no extent have the effect of amending or changing the express description of the sections set forth in the Agreement.

List of Schedules

Schedule 5.4        Intellectual Property Collateral
Schedule 5.5        Name; Location of Chief Executive Office
Schedule 5.16        Capitalization (Beneficial Owners of Capital Stock of Subsidiaries)
Schedule A-1        Permitted Indebtedness
Schedule A-2        Permitted Investment
Schedule A-3        Permitted Liens

Schedule 5.4
Intellectual Property Collateral

Title	Country	Appl’n Serial No. Filing Date	Patent No. Issue Date	Status
Pet Insurance System and Method 991110	US	61/801,404 3/15/2013	N/A	Converted to US utility and PCT below.
Pet Insurance System and Method 995110	PCT	US14/27042 3/14/2014	N/A	Filed into national countries
Pet Insurance User Interface (Paw Prints user interface design) 995100	EPC (Europe)	2308841 9/13/2013	002308841-00001 09/13/2013	Issued.
Pet Insurance User Interface (Paw Prints user interface design) 991100	US	29/449,619 3/15/2013	N/A	Pending.
Pet Insurance System and Method 991111	US	14/210,079 3/13/2014	N/A	Pending.
Pet Insurance System and Method 991112	US CIP Track One	14/924,606 10/27/2015	N/A	Pending.
Pet Insurance System and Method 995111	Canada	2,907,162 3/14/2014	N/A	Pending.
Pet Insurance System and Method 995112	Brazil	BR1120150237703 3/14/2014	N/A	Pending.
Pet Insurance System and Method 995113	Japan	NYA 3/14/2014	N/A	Pending.
Pet Insurance System and Method 995114	China	201480027810.4 3/14/2014	N/A	Pending.
Pet Insurance System and Method 995115	EPO	14770490.2 3/14/2014	N/A	Pending.
Pet Insurance System and Method 995116	Hong Kong	16109621.0 8/12/2016	N/A	Pending.

Schedule 5.5
Name; Location of Chief Executive Office

Trupanion, Inc. was previously named Vetinsurance International, Inc.
Trupanion Managers USA, Inc. was previously named Vetinsurance Managers, Inc.

Trupanion, Inc., Trupanion Managers USA, Inc. and Trupanion Brokers Ontario Inc. currently do business as “Trupanion” and previously have done business under other names including, primarily, “Vetinsurance”.

Schedule 5.16
Capitalization
(Beneficial Owners of All Capital Stock of the Subsidiaries)

Trupanion’s structure is attached below. Trupanion is the parent company and each entity is below is wholly owned by Trupanion.

Schedule A-1
Permitted Indebtedness

Indebtedness under the Lease Agreement Number 041146 dated April 12, 2016 with Farnam Street Financial. Aggregate indebtedness up to $774,407

Directors and officer’s insurance policy date July 17, 2016 financed with AFCO. Aggregate indebtedness of $257,447.

Indebtedness under the Enterprise Enrollment Agreement with Microsoft for software licenses dated February 2014. Aggregated indebtedness up to $170,642.

Indebtedness with IBM for software licenses dated 2015 and 2016. Aggregated indebtedness of $102,304 and $171,681, respectively.

Other material contractual commitments (not indebtedness, but commitments for future services):

Contract with Zuora, Inc. for billing services through 2020 for total contractual commitment of $962,500

Contract with Sunguard for disaster recovery and storage services through 2019 for total contractual commitment of $523,804.

Building lease for our executive office location in Seattle through 2026 for total commitment of $20,969,962.

Schedule A-2
Permitted Investment
Institutional Investments:

Description	BANK	STATE	CUSIP	Purchased	Maturity	Rate	Par Value
US Treasury Notes	US Bank	New Mexico	912828J35	03/04/2016	02/28/2017	0.500%	105,000
US Treasury Notes	Century Trust	New Mexico	912828J92	03/16/2016	03/31/2017	0.500%	105,000
US Treasury Notes	Citibank	California	912828H78	07/28/2016	01/31/2017	0.500%	150,000
US Treasury Notes	FNBB	Arkansas	912828H78	07/28/2016	01/31/2017	0.500%	105,000
US Treasury Notes	Xerox	Massachusetts	912828H78	07/28/2016	01/31/2017	0.500%	150,000
US Treasury Notes	US Bank	Nevada	912828TG5	07/28/2016	07/31/2017	0.500%	200,000
US Treasury Notes	TD Wealth	New Hampshire	912828C73	09/15/2016	04/15/2017	0.875%	500,000
US Treasury Notes	US Bank	New York	912828SS0	10/31/2016	04/30/2017	0.875%	4,100,000
US Treasury Notes	US Bank	Oregon	912828SY7	12/02/2016	05/31/2017	0.625%	370,000
PR Elec Power	Puerto Rico	US Bank	74526QZC9	10/14/2010	07/01/2023	3.625%	1,000,000
Wells Fargo Adv Tr Pl Mm Ins	Georgia	US Bank	94975H296	n/a	n/a	n/a	100,015
First Amer Treas Oblig MMKT	North Carolina	US Bank	31846V419	n/a	n/a	n/a	300,000
WF Adv Heritage Money Mkt Inst	Virginia	Wells Fargo	949917397	n/a	n/a	n/a	250,000

Other Investments:

Investment in DataPoint LLC in the amount of $300,000

Loans and advances to Territory Partners, total commitment of $295,250.

Schedule A-3
Permitted Liens

None

USA PATRIOT ACT
NOTICE
OF
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IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

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